                                                                       EXHIBIT 8

                            SHARE PURCHASE AGREEMENT

                                   dated as of

                                January 12, 2001

                                     between

                          COLLINS & AIKMAN CORPORATION

                                       and

                       HEARTLAND INDUSTRIAL PARTNERS, L.P.

                                TABLE OF CONTENTS

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                                                                                                              Page
                                                                                                              ----
                                                  ARTICLE 1

                                                 DEFINITIONS
SECTION 1.01.            Definitions..........................................................................1

                                                  ARTICLE 2

                                         PURCHASE AND SALE; CLOSING

SECTION 2.01.            Purchase and Sale of the Primary Shares..............................................9
SECTION 2.02.            Closing.............................................................................10

                                                  ARTICLE 3

                                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01.            Corporate Existence and Power.......................................................10
SECTION 3.02.            Corporate Authorization; Opinion of Financial Advisor...............................10
SECTION 3.03.            Governmental Authorization..........................................................11
SECTION 3.04.            Non-contravention...................................................................11
SECTION 3.05.            Capitalization; Reservation of Shares...............................................12
SECTION 3.06.            Subsidiaries; Equity Investments....................................................12
SECTION 3.07.            SEC Filings.........................................................................13
SECTION 3.08.            Financial Statements................................................................14
SECTION 3.09.            No Undisclosed Material Liabilities.................................................14
SECTION 3.10.            Disclosure Documents................................................................14
SECTION 3.11.            Absence of Certain Changes..........................................................14
SECTION 3.12.            Compliance with Laws and Court Orders...............................................16
SECTION 3.13.            Litigation..........................................................................16
SECTION 3.14.            Finders' Fees.......................................................................16
SECTION 3.15.            Taxes...............................................................................16
SECTION 3.16.            Employee Benefit Plans..............................................................17
SECTION 3.17.            Environmental Matters...............................................................19
SECTION 3.18.            Antitakeover Statutes...............................................................20
SECTION 3.19.            Private Offering....................................................................20
SECTION 3.20.            Existing Investor Agreements........................................................20
SECTION 3.21.            Disclaimer of Other Representations and Warranties..................................20
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
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                                                  ARTICLE 4

                             REPRESENTATIONS AND WARRANTIES OF THE NEW INVESTOR

SECTION 4.01.            Existence and Power.................................................................21
SECTION 4.02.            Authorization.......................................................................21
SECTION 4.03.            Governmental Authorization..........................................................21
SECTION 4.04.            Non-contravention...................................................................21
SECTION 4.05.            Purchase for Investment.............................................................22
SECTION 4.06.            Restrictions on Transfer............................................................22
SECTION 4.07.            Sophistication; Access to Information...............................................22
SECTION 4.08.            Disclosure Documents................................................................22
SECTION 4.09.            Finders' Fees.......................................................................23
SECTION 4.10.            Section 203.........................................................................23
SECTION 4.11.            Financing...........................................................................23
SECTION 4.12.            Disclaimer of Other Representations and Warranties..................................23

                                                  ARTICLE 5

                                           COVENANTS OF THE COMPANY

SECTION 5.01.            Conduct of the Company..............................................................23
SECTION 5.02.            Access to Information...............................................................25
SECTION 5.03.            Shareholder Meeting; Proxy Material; Debt Consents..................................25
SECTION 5.04.            No Solicitation.....................................................................26
SECTION 5.05.            Reports.............................................................................27
SECTION 5.06.            Further Assurances..................................................................27
SECTION 5.07.            Stock Exchange Listing..............................................................28

                                                  ARTICLE 6

                               COVENANTS OF THE NEW INVESTOR AND THE COMPANY

SECTION 6.01.            Commercially Reasonable Efforts.....................................................28
SECTION 6.02.            Certain Filings.....................................................................29
SECTION 6.03.            Public Announcements................................................................29
SECTION 6.04.            Notices of Certain Events...........................................................29
SECTION 6.05.            Confidentiality.....................................................................30
SECTION 6.06.            Consummation of Agreement...........................................................30

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                                                  ARTICLE 7

                                      CONDITIONS TO THE TRANSACTIONS

SECTION 7.01.            Conditions to the Obligations of Each Party.........................................30
SECTION 7.02.            Conditions to the Obligations of the New Investor...................................31
SECTION 7.03.            Conditions to the Obligations of the Company........................................33

                                                  ARTICLE 8

                                                 TERMINATION

SECTION 8.01.            Termination.........................................................................34
SECTION 8.02.            Effect of Termination...............................................................35

                                                  ARTICLE 9

                                                MISCELLANEOUS

SECTION 9.01.            Notices.............................................................................36
SECTION 9.02.            Survival of Representations and Warranties..........................................37
SECTION 9.03.            Amendments; No Waivers..............................................................37
SECTION 9.04.            Expenses............................................................................38
SECTION 9.05.            Successors and Assigns..............................................................38
SECTION 9.06.            Governing Law.......................................................................38
SECTION 9.07.            Jurisdiction........................................................................38
SECTION 9.08.            Waiver of Jury Trial................................................................39
SECTION 9.09.            Counterparts; Effectiveness; Third Parties..........................................39
SECTION 9.10.            Entire Agreement....................................................................39
SECTION 9.11.            Captions............................................................................39
SECTION 9.12.            Severability........................................................................39
SECTION 9.13.            Specific Performance................................................................40

ANNEXES

Annex A   -              Terms of Non-Voting Convertible Preferred Stock
Annex B   -              Form of Profit Participation Agreement
Annex C   -              Form of New Registration Rights Agreement
Annex E   -              Form of New Master Shareholder Agreement
Annex F   -              Form of Secondary Share Purchase Agreement

                            SHARE PURCHASE AGREEMENT


                  SHARE PURCHASE AGREEMENT (this "AGREEMENT") dated as of January 12, 2001 between Collins & Aikman Corporation, a Delaware corporation (the "COMPANY") and Heartland Industrial Partners, L.P., a Delaware limited partnership ("HEARTLAND" or the "NEW INVESTOR").

                              W I T N E S S E T H :

                  WHEREAS, the New Investor seeks to acquire from the Company
(x) 8,600,000 shares (the "TREASURY SHARES") of Common Stock, par value $0.01 per share (the "COMMON STOCK"), of the Company and (y) 1,000,000 shares of Non-Voting Convertible Preferred Stock, par value $0.01 per share (the "CONVERTIBLE PREFERRED SHARES"), of the Company, having the terms set forth in Annex A, convertible into an aggregate of 16,400,000 shares of Common Stock (the "CONVERTED SHARES") upon the occurrence of the Charter Amendment Effective Date (as defined below);

                  WHEREAS, the board of directors of the Company (the "BOARD OF DIRECTORS") (i) has approved the sale of the Treasury Shares and the Convertible Preferred Shares (together, the "PRIMARY SHARES") to the New Investor, (ii) has determined that the sale of the Primary Shares to the New Investor is advisable and in the best interests of the holders of the Company's capital stock (the "COMPANY SHAREHOLDERS"), and (iii) has approved and recommended the approval of this Agreement; and

                  WHEREAS, simultaneously with the execution of this Agreement, the New Investor will enter into an agreement dated as of the date hereof (the "SECONDARY SHARE PURCHASE AGREEMENT") to purchase 27,000,000 shares of Common Stock from each of Blackstone Capital Company II, L.L.C., Blackstone Capital Partners L.P., Blackstone Advisory Directors Partnership, L.P., Blackstone Family Investment Partnership I L.P. (collectively "BLACKSTONE") and Wasserstein/C&A Holdings, L.L.C. ("WASSERSTEIN" and together with Blackstone, the "SELLERS").

                  NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

                  SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

                  "ACQUISITION PROPOSAL" means any offer or proposal for, or any indication of interest in, (i) any acquisition or purchase of 10% or more of the consolidated assets of the Company and its Subsidiaries, (ii) any acquisition or purchase of an equity interest in the Company representing in excess of 10% of the power to vote for the election of a majority of the directors of the Company, or any tender offer or exchange offer for equity securities of the Company as a result of which the offeror would hold such an equity interest in the Company or (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

                  "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

                  "ANTITRUST LAWS" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

                  "BANK AMENDMENTS" means (1) the waiver of any event of default caused by or resulting from the transactions contemplated hereby and by the Secondary Share Purchase Agreement, including, without limitation, any event of default arising from a change of control, (2) the amendment of the definitions of "Change in Control" and "Designated Person" in the Credit Agreement, the Receivables Agreement and the Master Lease Agreement to provide for the control and beneficial ownership of capital stock by the New Investor and its Affiliates contemplated to occur as a result of the transaction contemplated hereby and by the Secondary Share Purchase Agreement without any breach or default thereunder, and (3) such other changes as may be requested by the New Investor that are reasonably acceptable to the Credit Agreement Parties (other than the Company and its affiliates).

                  "BENEFIT PLAN" means any Plan, other than a Multiemployer Plan or a Foreign Plan, existing at the Closing Date established or to which contributions have at any time been made by the Company or any Subsidiary thereof, or any predecessor of the Company or any Subsidiary thereof, or with respect to which the Company or any Subsidiary is a party, under which any employee, former employee or director of the Company or any Subsidiary thereof, or any beneficiary thereof, is covered, is eligible for coverage or has benefit rights in respect of service to the Company or any Subsidiary thereof and any other Plan with respect to which the Company or any Subsidiary has liability.


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


                  "BUSINESS DAY" means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

                  "CHARTER AMENDMENT EFFECTIVE DATE" means the earliest date on which each of the following events has occurred:

                  (a) approval by the Company Shareholders of the Shareholder Matters;

                  (b) filing and effectiveness of the New Charter with the Secretary of State of the State of Delaware;

                  (c) increase in the size of the Board of Directors to 11 and appointment of designees of Heartland to the two added seats and, if the Board of Directors appoints a third director meeting the independence requirements of the New York Stock Exchange, increase in the size of the Board of Directors to 13 and appointment of a designee of Heartland to a third additional seat.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMPANY BALANCE SHEET" means the unaudited consolidated balance sheet of the Company as of September 30, 2000 and the notes thereto set forth in the Company's quarterly report on Form 10-Q for the period ending on that date.

                  "COMPANY BALANCE SHEET DATE" means September 30, 2000.

                  "COMPANY 10-K" means the Company's annual report on Form 10-K for the fiscal year ended December 25, 1999.

                  "CONSENT COSTS" means the direct and indirect financial cost (whether through the payment of consent, waiver or other fees, the reimbursement of out-of-pocket costs and expenses of any person or any change in financial terms of the Indenture or the Credit Agreement, as applicable) to the New Investor or its Affiliates or the Company or any of its subsidiaries incurred or payable in connection with obtaining requisite approval of the Indenture Amendments and the Bank Amendments, as applicable; provided that Consent Costs shall not include (1) the reasonable fees and expenses of any dealer manager/solicitation agent for the consent solicitation in respect of the Indenture Amendments, (2) reimbursement of the reasonable out-of-pocket expenses of the Credit Agreement Parties (other than the Company and its affiliates) payable pursuant to the terms of the Credit Agreement, as in effect on the date hereof, (3) the reimbursement of the reasonable out-of-pocket expenses of the Trustee incurred in connection with the Indenture Amendments, (4) the payment of reasonable fees and expenses of the New Investor in connection with the transactions contemplated hereby or by the Secondary Share Purchase Agreement and (5) the payment of reasonable fees and expenses for counsel to the Company, the Special Committee of the Company, Blackstone and

Wasserstein in connection with the transactions contemplated hereby or by the Secondary Share Purchase Agreement.

                  "CREDIT AGREEMENT" means the Credit Agreement dated as of May 28, 1998 among the Credit Agreement Parties, as amended and modified by the waivers, amendments and supplement thereto dated as of October 27, 1998, December 22, 1998, March 8, 1999 and May 12, 1999.

                  "CREDIT AGREEMENT PARTIES" means collectively (1) Collins & Aikman Products Co., Collins & Aikman Canada Inc. and Collins & Aikman Plastics, Ltd., as Borrowers, (2) the Company, as Guarantor, (3) Bank of America National Trust and Savings Association, as Documentation Agent, (4) The Chase Manhattan Bank, as Administrative Agent, and The Chase Manhattan Bank, as Canadian Administrative Agent, and (5) the Lenders (as defined under the Credit Agreement) necessary for the Bank Amendments to be approved and effective under the terms of the Credit Agreement.

                  "ENVIRONMENTAL CLAIM" means any notice, claim, demand or other communication alleging liability for cost, cleanup, response, corrective action or other costs, or damages to natural resources or other property, personal injuries, fines or penalties arising out of or resulting from (i) the presence, Release or threatened Release in or into the environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and includes, without limitation, any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Material or arising from alleged injury or threat of injury to health, safety or the environment.

                  "ENVIRONMENTAL LAWS" means any law, statute, ordinance, regulation, rule, decree, order, judgment, consent order, consent decree or other binding requirement and the common law relating to protection of public health or the environment, the Release or threatened Release of Hazardous Material, natural resources damages, or occupational safety and health.

                  "ENVIRONMENTAL PERMITS" means any permit, license, approval, consent or other authorization required by a federal, state, local or foreign government or regulatory entity pursuant to Environmental Law.

                  "ERISA" means the Employee Retirement Income Security Act of 1974.

                  "ERISA AFFILIATE" of any entity means any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code.

                  "EXISTING INVESTOR AGREEMENTS" means each of the following:
(a) the Amended and Restated Stockholders Agreement dated as of June 29, 1994, among Blackstone Capital Partners L.P., Wasserstein Perella Partners, L.P., the Company and Collins & Aikman Group, Inc.; (b) the Voting Agreement dated as of June 29, 1994, among Blackstone Capital

Partners L.P. and Wasserstein Perella Partners, L.P.; and (c) any agreements providing for the payment of monitoring fees by the Company to Blackstone, Wasserstein or any of their affiliates.

                  "GOVERNMENTAL AUTHORITY" means any federal, state or local government or any court, administrative agency or commission or other governmental or regulatory agency, authority or official, whether domestic, foreign or supranational.

                  "HAZARDOUS MATERIAL" means any material, substance, waste, constituent, compound, pollutant or contaminant including, without limitation, petroleum (including, without limitation, crude oil or any fraction thereof or any petroleum product) subject to regulation or which can give rise to liability under Environmental Law.

                  "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "INDEBTEDNESS" means, of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices),
(b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all leases the obligations of such Person in respect of which are required in accordance with GAAP to be capitalized, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, and (e) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (d) secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

                  "INDENTURE" means the Indenture dated as of June 1, 1996, as amended by the first supplemental indenture thereto dated as of June 1, 1996 (the "FIRST SUPPLEMENTAL INDENTURE"), among the Indenture Parties.

                  "INDENTURE AMENDMENTS" means an amendment to the definition of "Permitted Holder" in Section 5.14 of the First Supplemental Indenture to add the New Investor and its affiliates and such related changes so that the transactions contemplated hereby and by the Secondary Share Purchase Agreement do not cause a "change in control" under such First Supplemental Indenture.

                  "INDENTURE PARTIES" means collectively Collins & Aikman Products Co. as issuer, the Company as Guarantor, and First Union National Bank of North Carolina as Trustee.

                  "KNOWLEDGE" of the Company or the "Company's knowledge" or "known by the Company" means the actual knowledge of the executive officers of the Company.


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                  "LIEN" means, with respect to any property or asset, any
mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset.

                  "MASTER LEASE AGREEMENT" means the Master Equipment Lease Agreement dated as of September 30, 1994, between NationsBanc Leasing Corporation of North Carolina and Collins & Aikman Products Co.

                  "MATERIAL ADVERSE EFFECT" means an event, circumstance or condition which is reasonably likely to result in either (a) a material adverse effect on the condition (financial or otherwise), business or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) an effect which is materially adverse to the ability of the Company to consummate the Transactions; provided that with respect to subclause (a) of this definition, any such effect resulting or arising from (i) the triggering of change of control provisions of the agreements governing the Indebtedness of the Company and its Subsidiaries resulting from the transactions contemplated by this Agreement, (ii) changes in circumstances or conditions affecting the industry in which the Company and its Subsidiaries operate, (iii) changes in general economic, regulatory or political conditions or in financial markets in the United States or Europe or (iv) changes in GAAP shall not be considered a Material Adverse Effect, and with respect to subclause (b) of this definition, any such effect resulting from subclause (ii), (iii) or (iv) above shall not be considered a Material Adverse Effect.

                  "MULTIEMPLOYER PLAN" means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA with respect to which the Company has an obligation to contribute or has or could have withdrawal liability under Section 4201 of ERISA other than a Foreign Plan.

                  "NEW CHARTER" means the amended and restated Certificate of Incorporation of the Company in the form attached hereto as Annex C.

                  "NEW MASTER SHAREHOLDER AGREEMENT" means the shareholder agreement to be entered into on or prior to the Closing Date by and among the Company, the New Investor and the Sellers pursuant hereto and to the Secondary Share Purchase Agreement in the form attached hereto as Annex E with such changes as are necessary to accommodate the co-investors of Heartland that are reasonably acceptable to the Company.

                  "NEW REGISTRATION RIGHTS AGREEMENT" means the registration rights agreement to be entered into on or prior to the Closing Date by and among the Company, the New Investor and the Sellers pursuant hereto and to the Secondary Share Purchase Agreement in the form attached hereto as Annex D with such changes as are necessary to accommodate the co-investors of Heartland that are reasonably acceptable to the Company.

                  "1934 ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.


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                  "1933 ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "OPTION PLANS" means, collectively, the 1993 Employee Stock Option Plan, as amended and restated; the 1994 Employee Stock Option Plan, as amended to date; the 1994 Directors Stock Option Plan, as amended and restated; and the 2000 Employee Stock Option Plan.

                  "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

                  "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

                  "PLAN" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation, other employee benefit, employment, consulting or change of control agreement, plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual, including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of ERISA (whether or not subject thereto).

                  "PROFIT PARTICIPATION AGREEMENT" means the profit participation agreement to be entered into on or prior to the Closing Date by and among the Company, the New Investor and the Sellers pursuant hereto and to the Secondary Share Purchase Agreement substantially in the form attached hereto as Annex B.

                  "RECEIVABLES AGREEMENT" means the Receivables Transfer Agreement dated as of December 27, 1999, among Carcorp, Inc. as Transferor, Collins & Aikman Products Co. as Guarantor and as Collection Agent, Park Avenue Receivables Corporation and Redwood Receivables Corporation as Initial Purchasers, the several financial institutions party thereto from time to time as Liquidity Banks, the several agent banks party thereto from time to time as Funding Agents and The Chase Manhattan Bank, as Administrative Agent.

                  "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating.

                  "SEC" means the Securities and Exchange Commission.

                  "SHAREHOLDER MATTERS" means the following matters requiring the approval of holders of the Common Stock:


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


         (a) the issuance by the Company of the Converted Shares to the New Investor; and

         (b) the amendment and restatement of the Certificate of Incorporation of the Company effecting the changes set forth in Annex C.

                  "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, association, limited liability company or other organization, whether incorporated or unincorporated, of which the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions with respect to such corporation, partnership, association, limited liability company or other organization are at any time directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

                  "THIRD PARTY" means any Person as defined in Section 13(d) of the 1934 Act, other than the New Investor or any of its Affiliates.

                  "TRANSACTION DOCUMENTS" means this Agreement, the Secondary Share Purchase Agreement, the New Charter, the New Monitoring Agreement, the New Registration Rights Agreement, the New Master Shareholder Agreement and the Profit Participation Agreement.

                  Any reference in this Agreement to a statute shall be to such statute as amended from time to time and to the rules and regulations promulgated thereunder.

                  (a) Each of the following terms is defined in the Section set forth opposite such term:

TERM                                                            SECTION

Agreement..................................................      Recitals
Blackstone.................................................      Recitals
Board of Directors.........................................      Recitals
Closing....................................................        2.02
Closing Date...............................................        2.02
Common Stock...............................................      Recitals
Company....................................................      Recitals
Company Proxy Statement....................................        3.10
Company Representatives....................................        5.02
Company SEC Documents......................................        3.07(a)
Company Securities.........................................        3.05(b)
Company Shareholder Meeting................................        5.03(a)
Company Shareholders.......................................      Recitals
Company Subsidiary Securities..............................        3.06(b)


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
TERM                                                            SECTION

Confidentiality Agreement..................................        5.02
Contingent Payment.........................................        2.01
Converted Shares...........................................      Recitals
Convertible Preferred Shares...............................      Recitals
Disclosure Schedule........................................      Article 3
DOJ........................................................        6.01(b)
End Date...................................................        8.01(b)
Foreign Plan...............................................        3.16(c)
FTC........................................................        6.01(b)
GAAP.......................................................        3.08
Heartland..................................................      Recitals
Initial Purchase Price.....................................        2.01
IRS........................................................        3.15
New Investor Representatives...............................        5.02
New Investor...............................................      Recitals
New Monitoring Agreement...................................        7.01(f)
Preferred Stock............................................        3.05(a)
Primary Shares.............................................      Recitals
Purchase Price.............................................        2.01
Secondary Share Purchase Agreement.........................      Recitals
Sellers....................................................      Recitals
Tax Return.................................................        3.15
Taxes......................................................        3.15
Taxing Authority...........................................        3.15
Transactions...............................................        3.02(a)
Transaction Fee............................................        7.02(h)
Treasury Shares............................................      Recitals
Wasserstein................................................      Recitals


                                    ARTICLE 2

                           PURCHASE AND SALE; CLOSING

                  SECTION 2.01. Purchase and Sale of the Primary Shares. On the terms and subject to the conditions of this Agreement, the Company shall sell, transfer and deliver to the New Investor, and the New Investor shall purchase from the Company, the Primary Shares for a purchase price of (a) (i) $5.00 per Treasury Share, plus (ii) $82.00 per Convertible Preferred Share, for an aggregate initial purchase price of $125.0 million (the "INITIAL PURCHASE PRICE"), payable in cash and (b) a participating interest in profits realized on the

Primary Shares by the New Investor on the terms and conditions set forth in Annex B (the "CONTINGENT PAYMENT" and, together with the Initial Purchase Price, the "PURCHASE PRICE").

                  SECTION 2.02. Closing. The closing (the "CLOSING") of the sale of the Primary Shares shall be held at the offices of Simpson Thacher & Bartlett within three Business Days of satisfaction of the conditions set forth in
Article 7 (other than such conditions that by their nature may only be satisfied at the Closing) or at a date and time to be mutually agreed upon by the parties (the "CLOSING DATE"). At the Closing, (i) the New Investor shall deliver to the Company, by wire transfer to a bank account designated in writing by the Company, immediately available funds in the amount of the Initial Purchase Price, and (ii) the Company shall deliver to the New Investor certificates representing the Primary Shares registered in its name.


                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


                  The Company represents and warrants to the New Investor that, except as set forth in the corresponding section or subsection of the disclosure schedule (the "DISCLOSURE SCHEDULE") delivered by the Company to the New Investor immediately prior to the execution of this Agreement:

                  SECTION 3.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore delivered to the New Investor true and complete copies of the certificate of incorporation and by-laws of the Company as currently in effect.

                  SECTION 3.02. Corporate Authorization; Opinion of Financial Advisor. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the sale of the Primary Shares and the other transactions contemplated hereby and (unless the context otherwise requires) by the Secondary Share Purchase Agreement (the "TRANSACTIONS") to be performed by the Company are within the Company's corporate powers and, except for the required approval of the Company Shareholders in connection with the consummation of the sale of the Primary Shares and the other Shareholder Matters, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative votes of the holders of a majority of the shares of Common Stock voting (provided that a majority of the outstanding shares vote) with respect to the matters referred to in clause (a) of the definition of Shareholder Matters and of the holders of two-thirds of the Company's outstanding Common Stock with respect to the matters referred to in clause (b) of such definition are the only votes of the holders of the Company's capital stock necessary in connection with the consummation of the Transactions. This Agreement constitutes a valid and binding agreement of the Company.

                  (b) At a meeting duly called and held, the Special Committee of the Board of Directors unanimously approved the Transactions and this Agreement and the other Transaction Documents, determined that it is advisable and in the best interests of Company Shareholders to consummate the sale of the Primary Shares and the other Transactions, including, without limitation, approval of the New Charter and the Transaction Fee, and resolved to recommend approval of the Shareholder Matters by Company Shareholders, and determined that it is advisable and in the best interests of Company Shareholders to consummate the Transactions.

                  (c) At a meeting duly called and held, the Board of Directors unanimously (with one director absent) approved the Transactions and this Agreement and the other Transaction Documents, determined that it is advisable and in the best interests of Company Shareholders to consummate the sale of the Primary Shares and the other Transactions, including without limitation approval of the New Charter, the New Monitoring Agreement and the Transaction Fee, and resolved to recommend approval of the Shareholder Matters by the Company Shareholders, and determined that it is advisable and in the best interests of the Company Shareholders to consummate the Transactions.

                  SECTION 3.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, or notification or reporting to, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act and of the Antitrust Laws of the foreign jurisdictions set forth on Section 3.03 of the Disclosure Schedule, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, whether state or foreign, (iii) the filing with the Delaware Secretary of State of the Certificate of Designation governing the Convertible Preferred Shares and a certificate of amendment to the Company's certificate of incorporation and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  SECTION 3.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or by-laws of the Company, (ii) assuming compliance with the matters referred to in
Section 3.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause
(ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has not adopted and will not adopt an interpretation of the effect of the consummation of the Transactions on the Option Plans or on the change of control agreements to which the Company is a party as in effect on the date hereof.

                  SECTION 3.05. Capitalization; Reservation of Shares. (a) The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock and 16,000,000 shares, par value $0.01 per share, of preferred stock (the "PREFERRED STOCK"). As of the close of business on December 31, 2000,
(i) 61,879,272 shares of Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding and (iii) 8,783,079 shares of Common Stock were held by the Company in its treasury. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. The shares of Common Stock issuable upon conversion of the Convertible Preferred Shares have been duly authorized and validly reserved for issuance and, when issued and delivered in accordance with the provisions of the Certificate of Designation governing the terms of the Convertible Preferred Shares, will be fully paid and nonassessable.

                  (b) Other than vested and unvested options of directors, officers and employees for 4,344,432 shares of Common Stock, there are no outstanding (i) shares of capital stock or voting securities of the Company,
(ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) stock appreciation, phantom stock or similar rights with respect to the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

                  SECTION 3.06. Subsidiaries; Equity Investments. (a) Each Subsidiary of the Company is a corporation duly incorporated (or other organization duly formed), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign corporation or other organization and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company (other than director qualifying shares) is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). All of the outstanding shares of capital stock of each Subsidiary of the Company have been validly issued and are fully paid and nonassessable. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any such Subsidiary or the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "COMPANY SUBSIDIARY Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

                  SECTION 3.07. SEC Filings. (a) The Company has delivered or made available to the New Investor (i) the Company's annual reports on Form 10-K for its fiscal years ended December 25, 1999, (ii) its quarterly report on Form 10-Q for its fiscal quarter ended September 30, 2000, (iii) its proxy statements relating to meetings of the Company Shareholders held since December 25, 1999, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 25, 1999 (the documents referred to in this Section 3.07(a), collectively, the "COMPANY SEC DOCUMENTS").

                  (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1934 Act.

                  (c) As of its filing date, each Company SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  SECTION 3.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements).

                  SECTION 3.09. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

                  (a) liabilities or obligations disclosed or provided for in the Company Balance Sheet and the footnotes to the audited consolidated financial statements included in the Company 10-K;

                  (b) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

                  (c) liabilities or obligations under or contemplated by this Agreement.

                  SECTION 3.10. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Shareholder Matters (the "COMPANY PROXY STATEMENT") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to Company Shareholders, and at the time the Company Shareholders vote on the Shareholder Matters, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.10 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company by or on behalf of the New Investor for use therein.

                  SECTION 3.11. Absence of Certain Changes. From the Company Balance Sheet Date to the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

                  (a) any event, occurrence or development that has had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

                  (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries (other than ordinary course open market purchases);

                  (c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

                  (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness in excess of $5.0 million, individually or in the aggregate, other than (i) under the Credit Agreement in the ordinary course of business consistent with past practices to fund general corporate purposes, (ii) between the Company and its Subsidiaries or between two or more of the Company's Subsidiaries or (iii) trade payables in the ordinary course of business;

                  (e) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any asset that is material to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practices;

                  (f) any making of any material loan, advance or capital contribution to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries or by its wholly-owned Subsidiaries to or in the Company or other Subsidiaries of the Company;

                  (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

                  (h) any change in any method of accounting, method of tax accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP, Regulation S-X under the 1934 Act or other applicable law or regulation; or

                  (i) any adoption or amendment in any respect of any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director or executive officer of the Company or increase in any manner of the compensation or fringe benefits of any director or executive officer of the Company (other than in the ordinary course of business consistent with past practices or as required by agreements as in effect on the date hereof) or payment of any benefit not required by any existing agreement or placement of any assets in any trust for the benefit of any director or executive officer of the Company not required by any existing agreement.

                  SECTION 3.12. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries are, and, since January 1, 2000, have been, in compliance with any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  SECTION 3.13. Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their respective properties before any court or arbitrator, or before or by any Governmental Authority, except for those that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  SECTION 3.14. Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the Transactions.

                  SECTION 3.15. Taxes. (a) Each of the Company and its Subsidiaries has timely filed (or has had timely filed on its behalf), taking into account any extension of time within which to file, all material Tax Returns required to be filed by it and all such Tax Returns are true and complete in all material respects.

                  (b) Each of the Company and its Subsidiaries has paid (or has had paid on its behalf), or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for the payment of, all Taxes imposed on it or on its assets or activities (whether or not shown on such Tax Returns).

                  (c) There are no material Liens or encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries except for Taxes not yet due and payable or with respect to matters contested in good faith for which adequate reserves have been established.

                  (d) No material federal, state, local or foreign audits or administrative proceedings are pending or, to the Company's knowledge, threatened, with regard to any Taxes or any Tax Return of the Company or any of its Subsidiaries.

                  (e) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions by any employee, officer or director of the Company or any of its Affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect could be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

                  "TAXES" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessments or similar charges imposed by the Internal Revenue Service (the "IRS") or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "TAXING AUTHORITY"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "TAX RETURN" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

                  SECTION 3.16. Employee Benefit Plans. (a) Section 3.16 of the Disclosure Schedule lists (i) all material Benefit Plans currently maintained or contributed to by the Company or a Subsidiary thereof, and (ii) all material Multiemployer Plans. Copies of all material written Benefit Plans, and all summary plan descriptions, trust agreements, actuarial valuation reports and the most recent annual return and IRS determination letters related to Benefit Plans have been made available to each New Investor.

                  (b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

                  (i) each Benefit Plan has at all times been maintained and administered in all respects in accordance with its terms and with the requirements of all applicable law, including ERISA and the Code. Each Benefit Plan intended to qualify under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code, and the Company knows of no fact or circumstance giving rise to a material likelihood that the IRS would revoke such determination;

                 (ii) all required contributions to any Benefit Plans and Multiemployer Plans that are "defined benefit pension plans" required to be made by the Company or any Subsidiary in accordance Section 302 of ERISA or Section 412 of the Code within the last six years, have been timely made; within the last six years there has been no application for or waiver of the minimum funding standards imposed by
         Section 412 of the Code with respect to any Benefit Plan; and within the last six years no Benefit Plan has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or
         Section 412 of the Code;

                (iii) no "reportable event" which is subject to Section 4043 of ERISA and for which the requirement of notice has not been waived by regulation by the PBGC has occurred with respect to any Benefit Plan or any single employer plan (within the meaning of Section 4001(a)(15) of ERISA) maintained by an ERISA Affiliate within the last six years;

                 (iv) no liability has been incurred or is expected to be incurred by the Company or any Subsidiary thereof under Title IV of ERISA (other than PBGC premiums) with respect to any Benefit Plan or Multiemployer Plan, or, to the Company's knowledge, with respect to any other Plan presently or heretofore maintained or contributed to during the 5 year period prior to the Closing Date by any ERISA Affiliate;

                  (v) with respect to each Multiemployer Plan, (i) no withdrawal liability (within the meaning of Section 4201(b) of ERISA) has been incurred by the Company or any ERISA Affiliate, and the Company has no reason to believe that any such withdrawal liability will be incurred, (ii) no such Multiemployer Plan is in "reorganization" (within the meaning of Section 4241 of ERISA), (iii) no notice has been received that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that such Multiemployer Plan is or may become "insolvent" (within the meaning of Section 4241 of ERISA), (iv) to the knowledge of the Company, no proceedings have been instituted by the PBGC against such Multiemployer Plan, (v) neither the Company nor any Subsidiary thereof has sold assets in a transaction intended to satisfy the requirements of Section 4204 of ERISA, and (vi) if the Company or any ERISA Affiliate were to have a complete or partial withdrawal under
         Section 4203 of ERISA as of the Closing Date, no withdrawal liability would exist on the part of the Company or any ERISA Affiliate;

                 (vi) neither the Company nor, to the Company's knowledge, any ERISA Affiliate has incurred any liability for any tax imposed under Sections 4971 through 4980E of the Code or civil liability under
         Section 502(i) or (l) of ERISA;

                (vii) no Tax has been incurred under Section 511 of the Code with respect to any Benefit Plan (or trust or other funding vehicle pursuant thereto); and

               (viii) no action (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought or, to the knowledge of the Company, threatened against or with respect to any Benefit Plan and there are no facts or circumstances known to the Company or any Subsidiary thereof that could reasonably be expected to give rise to any such action.

                  (c) Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (i) all contributions required to be made by the Company or any Subsidiary with respect to a Foreign Plan have been timely made, (ii) each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws and has been maintained, where required, in good standing with the applicable Governmental Authority, and (iii) neither the Company nor any Subsidiary has incurred any obligation in connection with the termination or withdrawal from any Foreign Plan. Section 3.16 of the Disclosure Schedule lists all material Foreign Plans that are defined benefit pension plans. Copies of the actuarial valuation reports or FAS 87 reports for such plans have been made available to the New Investor. For purposes hereof, the term "FOREIGN PLAN" shall mean any plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Company or any Subsidiary with respect to employees (or former employees) employed outside the United States.

                  SECTION 3.17. Environmental Matters. (a) The Company and its business, operations and real properties are in compliance in all material respects with, and the Company has no material liability under, Environmental Law. The Company has obtained all material Environmental Permits currently required for the conduct of its business and operations, and the ownership, operation and use of its assets under Environmental Law. All such Environmental Permits are valid and in good standing.

                  (b) (i) There is no material Environmental Claim pending or, to the knowledge of the Company, threatened, against the Company or relating to the real property or operations of the Company, and (ii) no Lien has been recorded under Environmental Law against any properties, assets or facilities owned, leased or operated by the Company.

                  (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not affect the validity or require the transfer of any Environmental Permit held by the Company, and will not require any notification, disclosure, registration, reporting, filing, investigation or remediation under Environmental Law.

                  (d) (i) No property or facility presently owned, leased or operated by the Company and (ii) to the knowledge of the Company, no property or facility formerly owned, leased or operated by the Company is currently listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

                  (e) The Company is not obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, in each case, which could rea-sonably be expected to result in material liability under Environmental Law or affect the operations of the Company in any material respect.

                  SECTION 3.18. Antitakeover Statutes. Assuming the accuracy of the New Investor's representation contained in Section 4.10, the Company has taken all action necessary to exempt the sale of the Primary Shares to the New Investor, this Agreement and the Transactions from the restrictions on "business combinations" contained in Section 203 of the Delaware General Corporation Law, and, accordingly, neither the restrictions of such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such Transactions.

                  SECTION 3.19. Private Offering. Neither the Company nor anyone acting on behalf of the Company has offered the Primary Shares for sale to, or solicited offers to buy from, or otherwise approached or negotiated with, any individual or entity in connection with the sale of such securities other than a limited number of investors, including the New Investor. Assuming the accuracy of the New Investor's representations contained in Article 4 of this Agreement, the offer, issuance and delivery of the Primary Shares are, and the offer, issuance and delivery of the Converted Shares will be, exempt from registration under the 1933 Act, and all action required to be taken prior to the offer or sale of the Primary Shares has been taken under applicable state securities laws.

                  SECTION 3.20. Existing Investor Agreements. The Existing Investor Agreements and the Transaction Documents to which the Company is a party are the only agreements between the Company or any of its Subsidiaries, on the one hand, and either Seller or its Affiliates, on the other hand.

                  SECTION 3.21. Disclaimer of Other Representations and Warranties. The Company does not make, and has not made, any representations or warranties in connection with the Transactions other than those expressly set forth herein. It is understood that any data, any financial information or any memoranda or offering materials or presentations (including but not limited to the Information Memorandum dated September 2000, as the same may have been amended or supplemented) are not and shall not be deemed to be or to include representations or warranties of the Company. Except as expressly set forth herein, no Person has been authorized by the Company to make any representation or warranty relating to the Company or any Subsidiary thereof or their respective businesses, or otherwise in connection with the Transactions and, if made, such representation or warranty may not be relied upon as having been authorized by the Company.

                                    ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF THE NEW INVESTOR


                  The New Investor represents and warrants to the Company that:

                  SECTION 4.01. Existence and Power. The New Investor is a limited partnership duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and has all limited partnership powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

                  SECTION 4.02. Authorization. The execution, delivery and performance by the New Investor of this Agreement and the Secondary Share Purchase Agreement and the consummation by the New Investor of the Transactions are within the powers of the New Investor and have been duly authorized by all necessary limited partnership action. Each of this Agreement and the Secondary Share Purchase Agreement constitutes a valid and binding agreement of the New Investor.

                  SECTION 4.03. Governmental Authorization. The execution, delivery and performance by the New Investor of this Agreement and the Secondary Share Purchase Agreement and the consummation by the New Investor of the Transactions require no action by or in respect of, or filing with, or notification or reporting to, any Governmental Authority, other than compliance with any applicable requirements of the HSR Act and of the Antitrust Laws of the foreign jurisdictions set forth on Section 3.03 of the Disclosure Schedule.

                  SECTION 4.04. Non-contravention. The execution, delivery and performance by the New Investor of this Agreement and the Secondary Share Purchase Agreement and the consummation of the Transactions do not and will not
(i) contravene, conflict with or result in any violation or breach of any provision of the limited partnership agreement or similar organizational documents, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the New Investor is entitled under any provision of any agreement or other instrument binding upon the New Investor or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the New Investor or (iv) result in the creation or imposition of any Lien on any asset of the New Investor, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the New Investor.

                  SECTION 4.05. Purchase for Investment. The Primary Shares are being acquired by the New Investor for its own account, not as a nominee or agent, for investment and not with a view to resale or distribution within the meaning of the 1933 Act, and the New Investor will not distribute the shares in violation or contravention of the 1933 Act. The New Investor is not aware of any facts or circumstances that contradict the representation of the Company in the first sentence of Section 3.19.

                  SECTION 4.06. Restrictions on Transfer. The New Investor acknowledges that (a) the Primary Shares will not be registered under the 1933 Act as of the Closing Date, (b) the Primary Shares will not be transferable unless so registered or unless an exception for such registration is applicable and (c) certificates representing the Primary Shares will bear a legend substantially in the following form:

         "THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, ASSIGNED OR OTHERWISE DISPOSED OF, AND NO TRANSFER OF THE SECURITIES MAY BE MADE BY THE COMPANY OR ITS TRANSFER AGENT, IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM."

                  SECTION 4.07. Sophistication; Access to Information. (a) The New Investor and each member of the New Investor (i) is an "accredited investor" as defined in the 1933 Act and is financially able to purchase the Primary Shares, (ii) is fully capable of understanding the type of investment being made pursuant to this Agreement, and the risks involved in connection therewith, (iii) believes that the nature of the Primary Shares is consistent with its overall investment programs and financial position, (iv) recognizes that there are substantial risks involved in their purchase of the Primary Shares, (v) is capable of bearing the economic risk of its investment for an indefinite period of time and can afford a complete loss of its investment, (vi) has adequate means of providing for its current liquidity needs, (vii) has no need for liquidity of its investment, (viii) is not expecting any short term income from its investment and (ix) has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale of the Primary Shares.

                  (b) The New Investor has had the opportunity to ask questions of and receive answers from the Company's officers and directors concerning the terms and conditions of the (i) purchase and delivery of the Primary Shares and (ii) business and financial condition of the Company; and the New Investor has received to its satisfaction such additional information about the business and financial condition of the Company and the terms and conditions of the purchase and delivery of the Primary Shares as it has requested.

                  SECTION 4.08. Disclosure Documents. None of the information provided by the New Investor for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to the Company Shareholders and at the time the Company Shareholders vote on the Shareholder Matters, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  SECTION 4.09. Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the New Investor who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the Transactions.

                  SECTION 4.10. Section 203. Neither the New Investor nor any of its "affiliates" or "associates" is or has been within the last three years an "interested stockholder" of the Company without the approval of the Board of Directors within the meaning of Section 203 of the Delaware General Corporation Law.

                  SECTION 4.11. Financing. The New Investor has the funds available to consummate the purchase by it of the Primary Shares.

                  SECTION 4.12. Disclaimer of Other Representations and Warranties. The New Investor does not make, nor has it made, any representations or warranties in connection with the Transactions other than those expressly set forth herein. Except as expressly set forth herein, no Person has been authorized by the New Investor to make any representation or warranty relating to itself or its business, or otherwise in connection with the Transactions and, if made, such representation or warranty may not be relied upon as having been authorized by the New Investor.

                                    ARTICLE 5

                            COVENANTS OF THE COMPANY


                  The Company agrees that, except as set forth in the corresponding section or subsection of the Disclosure Schedule:

                  SECTION 5.01. Conduct of the Company. Except as contemplated by this Agreement or as expressly agreed to in writing by the New Investor (which agreement shall not be unreasonably withheld), during the period from the date of this Agreement to the earlier of the Charter Amendment Effective Date and the End Date, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business and consistent with past practice and use commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. Without limiting the generality of the foregoing and except as (x) otherwise expressly provided in this Agreement or the other Transaction Documents or (y) required by law, prior to the earlier of the Charter Effective Amendment Date and the End Date, the Company shall not, and shall cause its Subsidiaries not to:

                  (a) expend funds for capital expenditures that in the aggregate would cause total capital expenditures for the period from the Company Balance Sheet Date to the Closing Date to exceed $80.0 million;

                  (b) sell, lease, license or otherwise dispose of any Subsidiary or any material amount of assets, securities or property of the Company and its Subsidiaries, taken as a whole, except pursuant to existing contracts or commitments or otherwise in the ordinary course consistent with past practice;

                  (c) amend its certificate of incorporation, by-laws or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company; or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

                  (d) except for issuances upon exercise of presently outstanding options and awards under any Plan, authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including, without limitation, stock appreciation rights);

                  (e) make or agree to make any acquisition of equity interest (whether through a purchase of stock, establishment of a joint venture or otherwise) or assets which is material to the Company and its Subsidiaries, taken as a whole, except for (i) purchases of inventory and supplies in the ordinary course of business, or (ii) pursuant to purchase orders entered into in the ordinary course of business;

                  (f) settle or compromise any material litigation (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, other than, in each case, in consultation and cooperation with the New Investor and, with respect to any such settlement, with the prior written consent of the New Investor (which consent shall not be unreasonably withheld);

                  (g) (i) take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date or
         (ii) omit to take any action necessary and reasonably available to the Company to prevent any such representation or warranty from being materially inaccurate in any respect at any such time;

                  (h) incur, assume or guarantee any additional indebtedness other than (i) under the Credit Agreement in the ordinary course of business consistent with past practices to fund general corporate purposes, (ii) between the Company and its Subsidiaries or between two or more of the Company's Subsidiaries or (iii) trade payables in the ordinary course of business;

                  (i) enter into any agreement or take any action in violation of the terms of this Agreement or any other Transaction Document; or

                  (j) authorize, or commit or agree to take, any of the foregoing actions.

                  SECTION 5.02. Access to Information. From the date of this Agreement until the Closing Date, the Company shall, and shall cause its Subsidiaries, and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "COMPANY REPRESENTATIVES") to, give the New Investor and its members, managers, employees, counsel, advisors, representatives (collectively, the "NEW INVESTOR REPRESENTATIVES") and representatives of co-investors identified by the New Investor reasonable access, upon reasonable notice and during normal business hours, to the offices and other facilities and to the books and records of the Company and its Subsidiaries and will cause the Company Representatives and the Company's Subsidiaries to furnish the New Investor and the New Investor Representatives and representatives of co-investors identified by the New Investor with such financial and operating data and such other information with respect to the business and operations of the Company and its Subsidiaries as the New Investor and representatives of co-investors identified by the New Investor may from time to time reasonably request. The New Investor for itself, and on behalf of the co-investors, agrees that any information furnished pursuant to this Section 5.02 shall be subject to the provisions of the letter agreement dated August 11, 2000 between Heartland and the Company (the "CONFIDENTIALITY AGREEMENT").

                  SECTION 5.03. Shareholder Meeting; Proxy Material; Debt Consents. (a) The Company shall use its commercially reasonable efforts to cause the Charter Amendment Effective Date to occur as soon as reasonably practicable. In furtherance of the foregoing, the Company shall cause a meeting of the Company Shareholders (the "COMPANY SHAREHOLDER MEETING") to be duly called and held as soon as reasonably practicable for the purpose of voting on the Shareholder Matters. Subject to Section 5.04, the Board of Directors shall recommend approval of the Transactions and adoption of this Agreement and the other Transaction Documents by the Company Shareholders. In connection with such meeting, the Company will (i) promptly prepare and file with the SEC, use commercially reasonable ef-forts to have cleared by the SEC and thereafter mail to the Company Shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) promptly prepare and file with the SEC and thereafter mail to the Company Shareholders as promptly as practicable the information required to be provided on Schedule 14f-1 and related materials,
(iii) subject to Section 5.04, use commercially reasonable efforts to obtain the necessary approvals by the Company Shareholders of the Shareholder Matters and
(iv) otherwise comply with all legal requirements applicable to such proxy material and such meeting.

                  (b) The Company shall cooperate in seeking such modifications to the Credit Agreement and the Indenture as the New Investor shall request. The dealer manager/solicitation agent or dealer managers/solicitation agent for the consent solicitation in respect of the Indenture Amendments shall be selected by the New Investor and shall be reasonably acceptable to the Company and Sellers and engaged pursuant to documentation that is reasonably acceptable to the New Investor, the Company and the Sellers. The New Investor shall have the right to direct the strategy and manner in which the consent solicitation in respect of the Indenture is conducted and in which the Bank Amendments are sought, but only after consultation with the Company and Sellers. All costs and expenses incurred in connection with such consent solicitation and in seeking and securing such Bank Amendments shall be borne by the Collins & Aikman Products Co.

                  SECTION 5.04. No Solicitation. (a) From the date of this Agreement until the Closing Date, the Company agrees that it will not, directly or indirectly through any officer, Subsidiary, Affiliate, director, employee, stockholder, representative, agent or other person, (i) seek, initiate, solicit or encourage any Person to make an Acquisition Proposal, (ii) engage in negotiations or discussions concerning an Acquisition Proposal with any person or group, (iii) disclose any non-public information relating to the Company or give access to the properties, employees, books or records of the Company or any of its subsidiaries to any person or group in connection with any Acquisition Proposal or (iv) approve or recommend or agree to approve or recommend any Acquisition Proposal; provided that nothing herein shall prevent the Board of Directors or a committee thereof from (A) furnishing information to any person that has made an Acquisition Proposal not solicited in violation of this paragraph or (B) subject to the other provisions of this paragraph, entering into or participating in discussions or negotiations concerning an Acquisition Proposal not solicited in violation of this paragraph so long as, in any case,
(x) the Board of Directors or such committee shall have concluded in good faith (after receiving and considering the advice of its outside legal counsel) that failing to participate in such discussions or negotiations or furnishing such information would cause the Board of Directors or such committee to be in breach of its fiduciary duties to the Company Shareholders under applicable law, and
(y) prior to participating in such discussions or negotiations or furnishing any such information, the Company and the party making such offer agrees to a confidentiality agreement on terms that are, in the aggregate, no less favorable to the Company than those of the Confidentiality Agreement (other than the standstill provisions thereof) and the New Investor is given concurrent or advance written no-tice thereof unless the Board of Directors or such committee shall have concluded in good faith, after receiving and considering the advice of its outside counsel, that doing so would cause it to be in breach of its fiduciary responsibilities to the Company Shareholders under applicable law. The Board of Directors or such committee may (x) fail to make, withdraw or modify in a manner adverse to the New Investor its recommendation to its stockholders referred to in Section 5.03, (y) take and disclose to the Company Shareholders a position contemplated by Rule 14e-2 under the 1934 Act or otherwise complying with its disclosure obligations and/or (z) take any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction, but in the case of clause (x) or (y) only if the Board of Directors or such committee determines, in good faith after consultation with outside legal counsel to the Company, that such action is consistent with the exercise of its fiduciary duties under applicable law.

                  (b) The Company shall notify the New Investor in writing no later than the end of the next business day after receipt thereof of the receipt of any Acquisition Proposal (including a copy thereof if in writing), the terms and conditions of such Acquisition Proposal and the identity of the person making it. The Company also shall promptly notify the New Investor no later than the end of the next Business Day of any change to or modification of such Acquisition Proposal.

                  (c) The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use commercially reasonable efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

                  SECTION 5.05. Reports. During the period from the date of this Agreement to the Closing Date, the Company shall provide the New Investor with monthly financial statements in the existing reporting format (balance sheet, cash flow statement, income statement and, if available, notes thereto), broken out by operating unit, no later than the twentieth Business Day following the end of each calendar month following the date of this Agreement; provided that for calendar months that are also the end of a calendar quarter, the Company may provide such financial information to the New Investor on the same date such information is publicly released in accordance with the past practice of the Company.

                  SECTION 5.06. Further Assurances. Following the Closing Date, the Company shall, and shall cause each of the Subsidiaries to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by the New Investor, to confirm and assure the rights and obligations provided for in this Agreement and the other

Transaction Documents and render effective the consummation of the transactions contemplated hereby and thereby.

                  SECTION 5.07. Stock Exchange Listing. The Company shall use commercially reasonable efforts to cause the New Investor to receive assurance from the New York Stock Exchange in a form reasonably satisfactory to the New Investor that: (a) in accordance with the rules of the New York Stock Exchange, all Treasury Shares and, when issued, all Converted Shares will be eligible for listing on the New York Stock Exchange; and (b) consummation of the Transactions will not cause any securities of the Company already listed on the New York Stock Exchange to lose their listing privileges.

                                    ARTICLE 6

                  COVENANTS OF THE NEW INVESTOR AND THE COMPANY


                  The parties hereto agree that:

                  SECTION 6.01. Commercially Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement and to the fiduciary duties of the Board of Directors (as determined by such directors in good faith), the Company and the New Investor will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions (including those contemplated by the Secondary Share Purchase Agreement). In furtherance and not in limitation of the foregoing, the New Investor and the Company agree to make, if required, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within seven Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. For the avoidance of doubt, notwithstanding any provision of this Agreement to the contrary, the Company shall not be required to make any significant change in the operations or activities of the business (or any material assets employed therein) of the Company or any of its Affiliates, including any divestiture of its businesses (or assets) or other extraordinary measures, in satisfaction of the HSR Act requirements.

                  (b) In connection with the efforts referenced in Section 6.01(a) to obtain all requisite approvals and authorizations for the Transactions under any other Antitrust Law, the New Investor and the Company shall each use commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Com-mission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person.

                  SECTION 6.02. Certain Filings. The Company and the New Investor shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and the achievement of the Charter Amendment Effective Date, and
(iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

                  SECTION 6.03. Public Announcements. The New Investor and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transactions and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

                  SECTION 6.04. Notices of Certain Events. From the date of this Agreement until the Closing Date, each of the Company and the New Investor shall promptly notify the other of:

                  (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

                  (b) any notice or other communication from any Governmental Authority in connection with the Transactions;

                  (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or 3.13, or that relate to or affect the consummation of the Transactions;

                  (d) the occurrence or non-occurrence of any fact or event which would be reasonably likely:

                           (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, or

                          (ii) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied; and

                  (e) any failure of the Company or the New Investor, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

                  SECTION 6.05. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, each of the New Investor and the Company will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the Transactions in accordance with the terms of the Confidentiality Agreement.

                  SECTION 6.06. Consummation of Agreement. Subject to the provisions of Section 8.01 of this Agreement, each party hereto shall use all commercially reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement and the other Transaction Documents to which it is a party, and to cause the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party to be fully carried out. Blackstone and Wasserstein are intended third party beneficiaries of this Section 6.06.

                                    ARTICLE 7

                         CONDITIONS TO THE TRANSACTIONS

                  SECTION 7.01. Conditions to the Obligations of Each Party. The obligations of the Company and the New Investor to consummate the Transactions are subject to the satisfaction of the following conditions:

                  (a) the sale of shares of Common Stock by the Sellers to the New Investor in accordance with the terms of the Secondary Share Purchase Agreement in the form attached hereto as Annex F shall be consummated simultaneously with the Closing;

                  (b) any applicable waiting period under the HSR Act shall have expired or been terminated;

                  (c) no court, arbitrator or Governmental Authority shall have issued any injunction, order or decree still in effect, and there shall not be in effect any statute, rule or regulation, restraining or prohibiting the consummation of the Transactions or the effective operation of any material portion of the business of the Company and its Subsidiaries after the Closing Date;

                  (d) all actions by or in respect of, or filings with, any Governmental Authority required to permit the consummation of the Transactions, shall have been taken, made or obtained, except where the failure to take, make or obtain such actions or filings, individually or in the aggregate with all other such failures, would not be reasonably expected to have a Material Adverse Effect; and

                  (e) all licenses, permits, qualifications, consents, waivers, approvals, authorizations or orders required to have been obtained or made by the Company in connection with the Transactions shall have been obtained and made by the Company, except where the failure to receive such licenses, permits, qualifications, consents, waivers, approvals, authorizations or orders, individually or in the aggregate with all other such failures, would not be reasonably expected to have a Material Adverse Effect (either before or after giving effect to the Transactions); and

                  (f) the Company and Heartland shall have entered into a monitoring fee agreement (the "NEW MONITORING AGREEMENT") in form and substance satisfactory to each of them providing for the payment to Heartland of an annual monitoring fee of $4.0 million.

                  SECTION 7.02. Conditions to the Obligations of the New Investor. The obligations of the New Investor to consummate the Transactions are subject to the satisfaction of the following further conditions:

                  (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true without regard to any materiality qualifications, other than those failures to be true that would not have, individually or in the aggregate, a Material Adverse Effect, in each case at and as of the Closing Date (except as to such representations made as of a particular date, which shall be true as of such date) as if made at and as of such time and (iii) the New Investor shall have received a certificate signed by a duly authorized officer of the Company to the foregoing effect;

                  (b) the Company, the Sellers and the New Investor (and any of its assigns pursuant to Section 9.05) shall have entered into the New Registration Rights Agreement and the New Master Shareholder Agreement, and such agreements shall be in full force and effect;

                  (c) the Board of Directors shall consist of nine individuals, at least four of whom are designees of the New Investor;

                  (d) each of the Existing Investor Agreements shall have been canceled pursuant to documentation in form and substance satisfactory to the New Investor;

                  (e) each of the Indenture Parties shall have entered into a second supplemental indenture to the Indenture providing for the Indenture Amendments. By the terms of such second supplemental Indenture, the Indenture Amendments shall become effective without any further action by any person upon the Closing Date. The Indenture Amendments shall have been irrevocably consented to by the requisite Holders (as defined under the Indenture) of Notes for the second supplemental indenture containing the Indenture Amendments to be entered into by the Indenture Parties and to become effective in accordance with their terms under Article IX of the Indenture. The form and substance of the second supplemental indenture, insofar as the Indenture Amendments and any other changes requested by the Holders are concerned, shall be in form and substance satisfactory to the New Investor. The Consent Costs incurred in connection with obtaining the Indenture Amendments shall be reasonably acceptable to the New Investor based upon the estimates of the likely cost provided to the New Investor prior to the date hereof by the financial advisors to the New Investor and the financial advisors to the Sellers and the Company. It is a further condition to the obligations of the New Investor to consummate the Transactions that the Board of Directors shall have approved the form and substance of such second supplemental indenture and the related Consent Costs, as arranged by the New Investor; otherwise the New Investor may terminate this Agreement;

                  (f) each of the Credit Agreement Parties shall have entered into an amendment and waiver to the Credit Agreement, in form and substance reasonably satisfactory to the New Investor, providing for the Bank Amendments. By the terms of such amendment and waiver, the Bank Amendments shall become effective without any further action by any person upon the Closing Date. The amendment and waiver shall have been irrevocably consented to by the requisite lenders under the Credit Agreement for it to become effective in accordance with its terms and the provisions of the Credit Agreement. The Consent Costs incurred in connection with obtaining the Bank Amendments shall be reasonably acceptable to the New Investor based upon the estimates of the likely cost provided to the New Investor prior to the date hereof by the financial advisors to the New Investor and the financial advisors to the Sellers and the Company. In addition, the New Investor shall be satisfied that the effect of the Bank Amendments will be to modify the documentation relating to the Master Lease Agreement and the Receivables Agreement and related documentation, including, without limitation, the receivables transfer agreement, to ensure that no default or, in the case of the receivables financing, no "Termination Event" or "Potential Termination Event" will arise as a result of the transactions contemplated hereby and by the

         Secondary Share Purchase Agreement. It is a further condition to the obligations of the New Investor to consummate the Transactions that the Board of Directors shall have approved the form and substance of the proposed Bank Amendments and the related Consent Costs, as arranged by the New Investor; otherwise the New Investor may terminate this Agreement;

                  (g) the Certificate of Designations governing the Convertible Preferred Stock shall have been filed and become effective with the Secretary of State of the State of Delaware;

                  (h) the Company shall have paid to Heartland a transaction fee in cash equal to $12.0 million (the "TRANSACTION FEE"); and

                  (i) there shall not have occurred and be continuing any Material Adverse Effect.

                  SECTION 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions are subject to the satisfaction of the following further conditions:

                  (a) (i) the New Investor shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of the New Investor contained in this Agreement and in any certificate or other writing delivered by the New Investor pursuant hereto that are qualified by materiality or material adverse effect shall be true, and all other such representations or warranties of the New Investor shall be true in all material respects, in each case at and as of the Closing Date as if made at and as of such time and (iii) the Company shall have received a certificate signed by a duly authorized manager of the New Investor to the foregoing effect;

                  (b) each of the Indenture Parties shall have entered into a second supplemental indenture to the Indenture providing for the Indenture Amendments. By the terms of such second supplemental Indenture, the Indenture Amendments shall become effective without any further action by any person upon the Closing Date. The Indenture Amendments shall have been irrevocably consented to by the requisite Holders (as defined under the Indenture) of Notes for the second supplemental indenture containing the Indenture Amendments to be entered into by the Indenture Parties and to become effective in accordance with their terms under Article IX of the Indenture. The form and substance of such second supplemental indenture and the related Consent Costs, as arranged by the New Investor shall be satisfactory to the Board of Directors;

                  (c) each of the Credit Agreement Parties shall have entered into an amendment and waiver to the Credit Agreement, in form and substance reasonably satisfactory to the New Investor, providing for the Bank Amendments. By the terms of such amendment and waiver, the Bank Amendments shall become effective upon the Closing Date. The amendment and waiver shall have been irrevocably consented to by the requisite lenders under the Credit Agreement for it to become effective in accordance with its terms and the provisions of the Credit Agreement. In addition, the Company shall be satisfied that the effect of the Bank Amendments will be to modify the documentation relating to the Master Lease Agreement and the Receivables Agreement and related documentation, including, without limitation, the receivables transfer agreement, to ensure that no default or, in the case of the receivables financing, no "Termination Event" or "Potential Termination Event" will arise as a result of the transactions contemplated hereby and by the Secondary Share Purchase Agreement. The form and substance of the proposed Bank Amendments and the related Consent Costs, as arranged by the New Investor, shall be satisfactory to the Board of Directors; and

                  (d) the Company, the Sellers and the New Investor (and any of its assigns pursuant to Section 9.05) shall have entered into the New Master Shareholder Agreement and the Profit Participation Agreement, and such agreements shall be in full force and effect.

                                    ARTICLE 8

                                   TERMINATION


                  SECTION 8.01. Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date:

                  (a) by mutual written agreement of the Company and the New Investor;

                  (b)      by either the Company or the New Investor, if:

                           (i) the Closing has not occurred on or before May 31, 2001 or if the Closing has occurred, the Charter Amendment Effective Date has not occurred on or before August 31, 2001 (as applicable, the "END DATE"), provided that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Transactions to be consummated by such time; or

                          (ii) there shall be any law or regulation that makes consummation of the Transactions illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining the Company or the New Investor from consummating the Transac-tions is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

                  (c) by the New Investor, (i) if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in clauses (a), (b) and (d) in
         Section 7.02 not to be satisfied, and such condition is incapable of being satisfied by the End Date or (ii) as provided in the last sentence of clauses (e) and (f) of Section 7.02;

                  (d) by either the Company or the New Investor, if the Secondary Share Purchase Agreement has been terminated;

                  (e) by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the New Investor set forth in this Agreement shall have occurred that would cause the condition set forth in Section 7.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

                  (f) by the Company, if the Board of Directors or a committee thereof, at any time shall have concluded in good faith (after receiving and considering the advice of its legal and financial advisors and after taking into account all legal, financial, regulatory and other aspects of an Acquisition Proposal and the person making the Acquisition Proposal) that, if consummated, the Acquisition Proposal would result in a transaction more favorable to the stockholders of the Company than the transaction contemplated by this Agreement.

                  The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give notice of such termination to the other party.

                  SECTION 8.02. Effect of Termination. (a) If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, member, manager, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of the last sentence of
Section 5.02 and Sections 6.05, 9.04, 9.06, 9.07, 9.08 and this Section 8.02 shall survive any termination hereof pursuant to Section 8.01.

                  (b) If (i) either (A) this Agreement is terminated pursuant to Section 8.01(f) or (B) there has been a bona fide Acquisition Proposal and this Agreement is termi-nated pursuant to Section 8.01(b)(i) and (ii) the Company consummates or enters into a definitive agreement to consummate a transaction or series of related or unrelated transactions (other than an underwritten public offering) on or prior to the first anniversary of the termination (x) pursuant to which the Company issues for cash Common Stock in amount equal to or greater than 10% of the Common Stock outstanding immediately prior to such transaction or transactions, or (y) described in the definition of Acquisition Proposal (but substituting 50% for the percentages set forth therein), then the Company shall pay to the New Investor an amount in cash equal to 2.5% of the value of the shares sold or 2.5% of the value of the acquisition transaction, as applicable (not to exceed $3.125 million in the case of an acquisition).

                                    ARTICLE 9

                                  MISCELLANEOUS

         SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

                  if to Heartland, to:

                           Heartland Industrial Partners, L.P.
                           55 Railroad Avenue, 1st Floor
                           Greenwich, Connecticut  06830
                           Fax:  (203) 861-2722
                           Attn: David A. Stockman

                  with a copy to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York  10005
                           Fax:  (212) 269-5420
                           Attn: W. Leslie Duffy, Esq.
                                 Jonathan A. Schaffzin, Esq.

                  if to the Company, to:

                           Collins & Aikman Corporation
                           5755 New King Court
                           Troy, Michigan  48098
                           Fax:  (248) 824-1512
                           Attn: Thomas E. Evans, CEO

                           and

                           Fax:  (248) 824-1882
                           Attn: Ronald T. Lindsay, General Counsel

                  with copies to:

                           Morris, Nichols, Arsht & Tunnell
                           1201 N. Market Street
                           18th Floor
                           Wilmington, Delaware  19899-1347
                           Fax:  (302) 658-3989
                           Attn: Martin P. Tully, Esq.

                           Hughes Hubbard & Reed LLP
                           One Battery Park Plaza
                           New York, New York  10004
                           Fax:  (212) 422-4726
                           Attn: Thomas G. Schueller, Esq.

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m., and such day is a Business Day. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day.

                  SECTION 9.02. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing Date, except for the agreements set forth in the last sentence of
Section 5.02 and Sections 5.01, 5.03(a), 5.06, 5.07, 6.02, 6.05, 6.06, 9.04,
9.06, 9.07 and 9.08.

                  SECTION 9.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this

Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of this Agreement by the Company's shareholders and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for any shares of capital stock of the Company.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  SECTION 9.04. Expenses. The Company will reimburse the New Investor for (a) all of its costs and expenses incurred prior to the date hereof in connection with the Transactions up to a maximum of $500,000, and (b) all of its costs and expenses incurred on and after the date hereof in connection with the Transactions (other than, in the case of either clause (a) or (b), internal costs and expenses of the New Investor), unless in any case the Transactions do not close solely due to a termination by the Company pursuant to Section 8.01(e), which costs and expenses shall be payable upon the earlier of the Closing and the termination of this Agreement.

                  SECTION 9.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that the New Investor may assign its rights under this Agreement without the consent of any other party so long as (i) the New Investor is not relieved of its obligations hereunder, (ii) any assignee of the New Investor makes the representations and warranties to the Company in writing set forth in Article IV mutatis mutandis, and (iii) upon the purchase of the Primary Shares at the Closing, Heartland and its affiliates will beneficially own a majority of the shares of Common Stock (assuming conversion of the Convertible Preferred Shares) to be purchased hereunder and under the Secondary Share Purchase Agreement. Any assignment in violation of this Agreement shall be null and void.

                  SECTION 9.06. Governing Law. The validity, construction and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law of such state.

                  SECTION 9.07. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the United States District Court for the Southern District of New York or any New York state court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.01 shall be deemed effective service of process on such party.

                  SECTION 9.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

                  SECTION 9.09. Counterparts; Effectiveness; Third Parties. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Section 6.06, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

                  SECTION 9.10. Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Exhibits referred to herein are incorporated by reference herein and shall constitute a part of this Agreement.

                  SECTION 9.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

                  SECTION 9.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the Transactions be consummated as originally contemplated to the fullest extent possible.

                  SECTION 9.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New York state court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                 COLLINS & AIKMAN CORPORATION


                                 By: /s/ Thomas E. Evans
                                    --------------------------------------------
                                    Name: Thomas E. Evans
                                    Title: Chairman and Chief Executive Officer


                                 HEARTLAND INDUSTRIAL PARTNERS, L.P.

                                 By: Heartland Industrial Associates L.L.C.,
                                     its general partner


                                 By: /s/ Daniel P. Tredwell
                                    --------------------------------------------
                                    Name: Daniel P. Tredwell
                                    Title:

                                                                         Annex A


                 TERMS OF NON-VOTING CONVERTIBLE PREFERRED STOCK

Number of Shares:                                1,000,000 shares of Non-Voting Convertible Preferred
                                                 Stock, par value $0.01 per share, (the "CONVERTIBLE
                                                 PREFERRED SHARES") of Collins & Aikman Corporation (the
                                                 "COMPANY").

Liquidation Preference:                          $0.01 per share.

Voting Rights:                                   Non-voting.

Conversion:                                      Each Convertible Preferred Share will be convertible into 16.4 shares of Common Stock, par value $0.01 per share (the "COMMON
                                                 STOCK"), of the Company upon the occurrence of the Charter
                                                 Effective Amendment Date (as defined in this Agreement).

Redemption:                                      None.

Dividends:                                       Non-cumulative participating dividend.

Anti-dilution Protection:                        Customary.

                                                                        ANNEX B


                         PROFIT PARTICIPATION AGREEMENT


                  PROFIT PARTICIPATION INTEREST AGREEMENT (this "Agreement") dated as of [ ], 2001 among [ ] (collectively "Heartland", and together with any Permitted Transferee, the "New Investors") and each of Collins & Aikman Corporation (the "Company"), Blackstone Capital Company II, L.L.C. ("Blackstone") and Wasserstein/C&A Holdings, L.L.C. ("Wasserstein," and together with the Company and Blackstone, the "Sellers").

                                    RECITALS

                  WHEREAS, the New Investors and the Sellers have entered into those certain stock share purchase agreements dated [ ] relating to the sales by the Sellers to the New Investors of 52,000,000 Shares (the "Purchase Agreements") (capitalized terms used herein without definition have the meanings given such terms in the Purchase Agreement); and

                  WHEREAS, as part of the consideration for the purchase of Shares from the Sellers, the New Investors desire to grant the Sellers a participating interest in their respective Realized Profits (as defined below).

                  NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:


                                   ARTICLE I

                              PROFIT PARTICIPATION


                  Section 1.1 Sellers' Interest in Realized Profits. If a New Investor effects any Transfer of Shares held by it and the aggregate Transfer Consideration received by such New Investor for all Shares subject to any such Transfer exceeds an amount equal to the Base Price times such number of Shares (any such excess amount, the "Realized Profit"), then such New Investor shall pay at the time or times and in the method set forth in Section 1.2, on the Settlement Date for each such Transfer, to each Seller, pro rata with respect to the number of Shares sold by such Seller to such New Investor pursuant to the Purchase Agreements, an amount equal to such Realized Profit up to a maximum amount of (a) $13,000,000 ("Participating Profit") plus (b) the Attributable Accretion.

                  Section 1.2 Time and Method of Payment. Any payments required under Section 1.1 shall be paid in the appropriate amounts to each Seller within three (3) Trading Days of receipt of the Transfer Consideration by a New Investor (each such date, a "Settlement

Date"). In the event Transfer Consideration consists of more than one type of consideration, the amount payable to a Seller shall consist of each such type of consideration pro rata based on the percentage of the Transfer Consideration that constitutes the aggregate amount of payments to which the Seller is entitled to under Section 1.1; provided, the New Investor shall pay the Seller in cash the amount of any Transfer Consideration constituting liabilities assumed or paid by the transferee. Any New Investor making a payment under this
Article I shall at the time of such payment deliver a written statement to each Seller setting forth the calculations, including any adjustments pursuant to
Article II, used to determine the amount of such payment which in each case shall have been made in good faith by the mutual agreement of all New Investors party hereto. Each payment made pursuant to Section 1.1 will first be deemed to be a payment of accrued and unpaid Attributable Accretion and then applied to reduce Participating Profit.


                                   ARTICLE II

                            ADJUSTMENT OF BASE PRICE


                  Section 2.1 Adjustments Generally. The Base Price shall be subject to adjustment from time to time upon the occurrence of certain events, as provided in this Article II.

                  Section 2.2 Shares Reorganization. If the Company shall after the date hereof (A) subdivide, split or reclassify its outstanding Shares into a greater number of shares or consolidate its outstanding Shares into a smaller number of shares or (B) declare a dividend on the outstanding Shares payable in additional Shares (any such event being called a "Shares Reorganization"), then, effective immediately after the record date at which the holders of Shares are determined for purposes of such Shares Reorganization, the Base Price shall be adjusted to an amount in each case determined by multiplying the Base Price as in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of Shares outstanding on such record date before giving effect to such Shares Reorganization and the denominator of which shall be the number of Shares outstanding after giving effect to such Shares Reorganization.

                  Section 2.3 Distributions. If the Company shall after the date hereof issue or distribute to holders of Shares evidences of indebtedness, any other securities of the Company (other than Shares, but including any rights, warrants or options for the purchase of Shares exercisable for a period of greater than 45 days), or any property, assets or cash (a "Distribution"), then the Distribution shall be paid by the New Investors directly over to the Sellers and the Fair Market Value of such Distribution shall first be deemed to be a payment of accrued and unpaid Attributable Accretion and then applied to reduce Participating Profit.

                  Section 2.4 Capital Reorganization. (a) If after the date hereof, there shall be any consolidation or merger of an entity with or into the Company, including, without limitation, a consolidation or a merger in which the Company is a continuing corporation and which results in any reclassification of, or change (other than a Shares Reorganization), in, outstanding Shares, or any sale or conveyance of the property of the Company as an entirety or substantially as an entirety (any such event being called a "Capital Reorganization"), then if the holders of all of the outstanding Shares immediately prior to such Capital Reorganization after giving effect thereto own in the aggregate less than a majority of the voting power of all classes of capital stock having the power to vote for the election of the directors of the surviving or transferee entity, a Transfer shall be deemed to have occurred and the Transfer Consideration with respect to each Share shall be deemed to be the Fair Market Value of the capital stock and any property received therefor pursuant to the Capital Reorganization.

                  (b) If after the date hereof, there shall be any Capital Reorganization and the holders of all the outstanding Shares immediately prior to such Capital Reorganization, after giving effect thereto, own in the aggregate at least a majority of the voting power of all classes of capital stock having the power to vote for the election of the directors of such surviving or transferee entity, (1) to the extent any property (other than common stock of such surviving or transferee entity) is received by such holders in connection with such Capital Reorganization, a Distribution shall be deemed to have occurred consisting of such property and (2) the term "Shares" shall be deemed to include such common stock as shall then be held by the New Investors and the aggregate unrecovered Base Price shall be allocated to the number of shares of common stock received by the New Investors.

                  Section 2.5 Other Adjustments. If the Company shall, after the date hereof, distribute to the holders of the Shares, cash, equity (other than Shares) or other property or take any other similar action with respect to its Shares, other than any action of a type otherwise described in this Article II, then the Base Price shall be adjusted to such extent, if any, and in such manner and at such time as is required to provide to the Sellers with a profit participation interest that is economically equivalent with the profit participation interest held by the Sellers prior to any such action.

                  Section 2.6 Adjustment Rules. (a) Any adjustments pursuant to this Article II shall be made successively whenever an event referred to herein shall occur.

                  (b) If the Company shall set a record date to determine the holders of Shares for purposes of a Shares Reorganization, Distribution or Capital Reorganization, and shall legally abandon such action prior to effecting such action, then the adjustment shall be rescinded as of the effective date of such abandonment.

                  (c) No adjustment in the Base Price shall be made hereunder unless such adjustment increases or decreases such amount or price by one percent or more, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall serve to adjust such amount or price by one percent or more.


                                  ARTICLE III

                                  TERMINATION


                  The obligations of each New Investor hereunder shall terminate (1) upon the Transfer by such New Investor of the aggregate of (a) all Shares initially acquired by such New Investor pursuant to the Purchase Agreement and the Primary Share Purchase Agreement and (b) any other Shares received by such New Investor in respect of such Shares pursuant to a Shares Reorganization or Capital Reorganization and (2) the payment to the Sellers from Realized Profit on all sales of Shares subject to this Agreement of the amounts required by Section 1.1 with respect to such sales. It is agreed that such New Investor shall not have any obligation to pay any Unrealized Participating Profit and Unrealized Accretion remaining upon termination.


                                   ARTICLE IV

                                  DEFINITIONS


                  For purposes of this Agreement, the following terms have the meanings indicated:

                  "Attributable Accretion" means the amount in U.S. dollars which would have accrued as interest from the Closing Date through the date of determination if the Unrealized Participating Profit plus the Unrealized Accretion had been accruing interest on a daily basis, compounded quarterly on each January 1, April 1, July 1 and October 1, at the annual rate of 6.8%.

                  "Base Price" means an amount, initially equal to $5.00 per Share, as adjusted from time to time pursuant to Article II.

                  "Fair Market Value" shall mean the amount which a willing buyer would pay a willing seller in an arm's length transaction, assuming each party acts with full knowledge of the facts and without undue pressure or compulsion to complete such transaction as determined, if the Sellers are unable to agree on such valuation within 10 Business Days of the Transfer giving rise to such valuation, by an independent investment banking firm of national reputation selected by Heartland and reasonably acceptable to each Seller; provided, however, that the Fair Market Value of any security for which a public market trading price is available shall be the average of the closing prices of such security for the five Trading Day period immediately preceding the date of the transaction to which such Fair Market Value determination relates.

                  "Permitted Transferee" shall mean a person to whom a transfer of Shares has been made pursuant to Section 2.2 of the New Master Shareholder Agreement and is a Permitted Transferee as defined in such Agreement.

                  "Realized Profit" has the meaning given such term in Section
1.1 hereof.

                  "Settlement Date" has the meaning given such term in Section
1.2 hereof.

                  "Shares" shall mean shares of Common Stock, par value $.01 per share, of the Company and shall include each Convertible Preferred Share which shall be treated as 16.4 Shares.

                  "Trading Day" shall mean a day on which the New York Stock Exchange is open for business.

                  "Transfer" means any sale, conveyance, assignment, disposition or other transfer (each an "Assignment" or "Assign"), but does not include (1) Assignments to Permitted Transferees or (2) a pledge or assignment of interests or assets of any New Investor to a lender in the ordinary course of business (and any subsequent exercise of remedies by such lender) shall not constitute a transfer for purposes of this Agreement.

                  "Transfer Consideration" means the value of all cash and other property actually paid, directly or indirectly, by a transferee to a New Investor in connection with a Transfer, less any brokerage commissions, underwriting discount, reasonable and customary fees or out-of-pocket expenses, in each case payable to a non-affiliated person or entity payable by such New Investor in connection with such Transfer. The value of any non-cash consideration shall be the Fair Market Value thereof and shall also include the aggregate value of any liabilities assumed or paid, directly or indirectly, by the transferee in connection with a Transfer.

                  "Unrealized Accretion" means the amount of Attributable Accretion accrued as of any date less the amount of payments theretofore received by Sellers pursuant to Section 1.1(b).

                  "Unrealized Participating Profit" means $13,000,000 less the amount of payments theretofore received by Sellers pursuant to Section 1.1(a).


                                   ARTICLE V

                                 MISCELLANEOUS


                  Section 5.1 Obligations Several and Not Joint. The New Investors' obligations under this Agreement are several in proportion to the Shares acquired by such New Investors under the Purchase Agreement and not joint.

                  Section 5.2 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three business days after mailing (one business day in the case of express mail or overnight courier service), as follows:

                  If to Heartland:

                           Heartland Industrial Partners, L.P.
                           55 Railroad Avenue
                           First Floor
                           Greenwich, CT  06830
                           Fax: (203) 861-2722
                           Attention: David A. Stockman

                  with a copy to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           17th Floor
                           New York, NY  10005
                           Fax: (212) 269-5420
                           Attention: W. Leslie Duffy, Esq.
                                      Jonathan A. Schaffzin, Esq.

                  if to Sellers:

                           Collins & Aikman Corporation
                           5755 New King Court
                           Troy, Michigan  48098
                           Fax: (248) 824-1882
                           Attn: Ronald T. Lindsay, General Counsel

                  with copies to:

                           Morris, Nichols, Arsht & Tunnell
                           1201 N. Market Street
                           18th Floor
                           Wilmington, Delaware  19899-1347
                           Fax: (302) 658-3989
                           Attn: Martin P. Tully

                           Hughes Hubbard & Reed LLP
                           One Battery Park Plaza
                           New York, New York  10004
                           Fax: (212) 422-4726
                           Attn: Thomas G. Schueller

                  and:

                           Blackstone Capital Partners L.P.
                           345 Park Avenue - 31st Floor
                           New York, New York  10019
                           Attention: Neil Simpkins
                           Fax: (212) 583-5258

                  with a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York  10017
                           Attn:  Alan Schwartz, Esq.
                           Fax: (212) 455-2502

                  and:

                           Wasserstein Perella Management Partners
                           1301 Avenue of the Americas - 44th Floor
                           New York, New York  10019
                           Attn: Stephen O'Connell
                           Fax: (212) 702-5635

                  with a copy to:

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, New York  10019
                           Attn: Carl Reisner
                           Fax: (212) 492-0017

                  Section 5.3 Expenses. Subject to the terms of the Purchase Agreement with the Company, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid, whether or not the transactions contemplated hereby are consummated, by the party incurring such costs and expenses.

                  Section 5.4 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  Section 5.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Notwithstanding the foregoing, (1) Blackstone and Wasserstein each may Assign its right to receive Participating Profit and Attributable Accretion to any of its Affiliates (as defined in the New Master Stockholder Agreement, (2) Shares are freely Assignable to a Permitted Transferee with the party Assigning Shares retaining the obligation to pay the related Participating Profit and Attributable Accretion and (3) Shares and the obligation to pay Participating Profit and Attributable Accretion may be Assigned to a Permitted Transferee provided the Sellers receive the written agreement of such Permitted Transferee to assume such obligation and, in the case of clause (3), the party Assigning such Shares shall no longer have the obligation to pay Participating Profit and Attributable Accretion with respect to such Shares.

                  Section 5.6 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.

                  Section 5.7 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may only be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.1 shall be deemed effective service of process on such party.

                  Section 5.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  Section 5.9 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

                  Section 5.10 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

                  Section 5.11 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

                  Section 5.12 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

                  IN WITNESS WHEREOF, each of the parties has duly executed this Agreement or caused it to be duly executed as of the date first written above.



                                   COLLINS & AIKMAN CORPORATION


                                   By:
                                      -----------------------------------------

                                   BLACKSTONE CAPITAL COMPANY II, L.L.C.

                                   By:                                 , Member
                                      ---------------------------------

                                   WASSERSTEIN/C&A HOLDINGS, L.L.C.

                                   By:                                 , Member
                                      ---------------------------------

                                   [NEW INVESTORS]

                                   By:
                                      -----------------------------------------

                                                                         ANNEX C

                       COMPOSITE CERTIFICATE OF AMENDMENT
                                       OF
                                COLLINS & AIKMAN
             MARKED TO SHOW CHANGES TO BE EFFECTED BY THE PROPOSALS


         (Additions to the current Restated Certificate of Incorporation to be effected by the Proposals are shown by ALL CAPS for text, and parentheses () for figures. Deletions from the current Restated Certificate of Incorporation effected by the Proposals are shown by square brackets [].)

         Collins & Aikman Corporation (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law, hereby certifies that the following resolution was duly adopted by the Corporation's directors and stockholders in accordance with the provisions of Section 242 of the Delaware General Corporation Law:

         RESOLVED, that the introduction and paragraph (a) of Article FOUR of the Restated Certificate of Incorporation of the Corporation be amended to read as follows:

         "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is [166,000,000] (316,000,000), consisting of:

         (a)      [150,000,000] (300,000,000) shares of Common Stock, par value
         $0.01 per share, which shall be designated "Common Stock". Each share of Common Stock shall be entitled to one vote per share; and"

         RESOLVED, that Article FIVE of the Restated Certificate of Incorporation of the Corporation be amended to read as follows:

         "FIFTH: (a) The business of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by this Certificate of Incorporation. The number of directors of the Corporation shall be fixed by[, or] THE BOARD OF DIRECTORS AS CONSTITUTED FROM TIME TO TIME in the manner provided in[,] the By-laws of the Corporation; provided, [however, that such number] THERE SHALL BE AT LEAST ONE DIRECTOR FOR EACH CLASS of directors [shall not exceed nine]. The directors of the Corporation, other than those who may be elected pursuant to any Preferred Stock Designation, shall be divided into three classes (Class I, Class II and Class III), with the term of office of one class expiring each year. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The membership of each class initially shall be as set forth in a resolution adopted by the Board of Directors of the Corporation on or prior to June 30, 1994 (the "Effective Date"). The initial term of Class I directors shall expire at the first annual meeting of stockholders following the Effective Date; the initial term of Class II directors shall expire at the second annual meeting of stockholders following the Effective Date; and the initial term of Class III directors shall expire at the third annual meeting of stockholders following the Effective Date. At each annual meeting of stockholders, each class of directors whose term shall then expire shall be elected to hold office for a three year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which such director's term expires and until such director's successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

         (b) There shall be a nominating committee of the Board of Directors (the "Nominating Committee") consisting of all directors serving on the Board of Directors, excluding directors that are salaried employees of the Corporation. The Nominating Committee shall be authorized to nominate, by a majority vote thereof [and subject only to the restrictions set forth in this paragraph (b) of this Article FIFTH], persons for election to the Board of Directors at any annual meeting of stockholders or at any special meeting of stockholders called for the purpose of electing directors[; provided, however, that if the Nominating Committee does not nominate a person by majority vote with respect to any directorship to be voted upon at such meeting and the incumbent director holding such directorship is affiliated with Blackstone Capital Partners L.P. ("Blackstone Partners"), Wasserstein Perella Partners, L.P. ("WP Partners") or a Transferee (as defined in
         Section 3.01 of that certain Voting Agreement dated as of June 29, 1994 between Blackstone Partners and WP Partners, as the same may be amended from time to time) of either, in lieu of any Nominating Committee nomination, the Corporation shall place in nomination the name of the incumbent director or a similarly affiliated person designated by the party with whom such incumbent director is affiliated (i.e., Blackstone Partners, WP Part-]

         [ners or a Transferee, as the case may be) for election to the Board of Directors at such meeting, and the Corporation shall nominate no other person for election to such director position. For purposes of the preceding sentence and paragraph (d) and (f) of this Article FIFTH, a person shall be affiliated with Blackstone Partners, WP Partners or a Transferee if such person is a general partner, limited partner, director or officer or employee of such entity or any affiliate of such entity or is otherwise an "affiliate" of such entity as defined in the rules and regulations under the Securities Act of 1933]. Except as provided herein, the Board of Directors, or any committee thereof, shall not be authorized to nominate persons for election to the Board of Directors.

         (c) Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

         (d) Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification or removal from office shall be filled solely by the Nominating Committee, by a majority vote thereof, and not by the stockholders[; provided, however, that if a vacancy in the Board of Directors results from the death, resignation, retirement, disqualification or removal from office of a director affiliated with (as defined in paragraph (b) of this Article FIFTH) Blackstone Partners, WP Partners or a Transferee (excluding, however, a resignation by a director affiliated with Blackstone Partners or WP Partners pursuant to Section 3.01 of the Voting Agreement referred to in paragraph (b) of this Article FIFTH), such vacancy shall automatically be filled with a similarly affiliated person designated by the party with whom such incumbent director was affiliated (i.e., Blackstone Partners, WP Partners or a Transferee, as the case may be), such affiliation being a qualification for election to such directorship]. Any director elected to fill a newly created directorship or any vacancy on the Board of Directors resulting from death, resignation, retirement, disqualification or removal from office, shall hold office for the remainder of the full term of the class of director's in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. Directors shall continue in office until others are chosen and qualified in their stead.

         (e) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation, if any, shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacan-cies and other features of such directorships shall be governed by the terms of the applicable resolution or resolutions of the Board of Directors adopted pursuant to Article FOURTH.

         (f) Any director or the entire Board of Directors of the Corporation may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the shares of capital stock of the Corporation then entitled to vote in the election of such director or directors. For purposes of this paragraph and to the extent permitted by law, "cause", shall be limited to (i) action by a director involving wilful malfeasance, which conduct has a material adverse effect on the Corporation, (ii) conviction of a director of a felony or
         (iii) the wilful and continuous failure of a director substantially to perform such director's duties to the Corporation (including any such failure resulting from incapacity due to physical or mental illness). [In addition to the foregoing, if any director was at the time of his election to the Board of Directors of the Corporation affiliated with (as defined in paragraph (b) of this Article Fifth) Blackstone Partners or WP Partners, it shall be a qualification for such director to hold office that such director continue to remain affiliated with Blackstone Partners or WP Partners and upon any failure of such director to remain so affiliated, such director shall automatically be removed from office.]

         (g) In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized to adopt, alter, amend or repeal any provision of the By-laws of the Corporation (including, without limitation, By-laws governing the conduct of, and the matters which may properly be brought before, meetings of the stockholders and By-laws specifying the manner and extent to which prior notice shall be given of the submission of proposals to be submitted at any meeting of stockholders or of nominations of elections of directors to be held at any such meeting) by the vote of a majority of the entire Board of Directors.

         (h) In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, this Restated Certificate of Incorporation and the By-laws of the Corporation; provided, however, that no By-laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-laws had not been adopted."

         RESOLVED, that Article SIX of the Restated Certificate of Incorporation of the Corporation be amended to read as follows:

         "SIXTH:

         (A) EXCEPT AS SET FORTH IN PARAGRAPH (B) BELOW, ANY ACTION REQUIRED OR PERMITTED TO BE TAKEN BY THE STOCKHOLDERS OF THE CORPORATION AT ANY ANNUAL OR SPECIAL MEETING OF SUCH STOCKHOLDERS MAY BE TAKEN WITHOUT A MEETING, WITHOUT PRIOR NOTICE AND WITHOUT A VOTE, IF A CONSENT OR CONSENTS IN WRITING, SETTING FORTH THE ACTION SO TAKEN, SHALL BE SIGNED BY THE HOLDERS OF OUTSTANDING STOCK HAVING NOT LESS THAN THE MINIMUM NUMBER OF VOTES THAT WOULD BE NECESSARY TO AUTHORIZE OR TAKE SUCH ACTION AT A MEETING AT WHICH ALL SHARES ENTITLED TO VOTE THEREON WERE PRESENT AND VOTED AND SHALL BE DELIVERED TO THE CORPORATION BY DELIVERY TO ITS REGISTERED OFFICE IN THE STATE OF DELAWARE, ITS PRINCIPAL PLACE OF BUSINESS, OR AN OFFICER OR AGENT OF THE CORPORATION HAVING CUSTODY OF THE BOOK IN WHICH PROCEEDINGS OF MEETINGS OF STOCKHOLDERS ARE RECORDED. DELIVERY MADE TO THE CORPORATION'S REGISTERED OFFICE SHALL BE BY HAND OR BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED.

         (B) IF AT ANY TIME THE PARTIES (OTHER THAN THE COMPANY) TO THE STOCKHOLDERS AGREEMENT DATED [ ], 2001, TO WHICH THE COMPANY IS A PARTY (AS SUCH AGREEMENT MAY BE AMENDED, AMENDED AND RESTATED, OR OTHERWISE MODIFIED OR REPLACED) BENEFICIALLY OWN IN THE AGGREGATE LESS THAN 25% OF THE OUTSTANDING CAPITAL STOCK OF THE COMPANY, THEN ON AND AFTER SUCH DATE, ANY [Any] action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of such stockholders and may not be effected by consent in writing by such stockholders. Except as otherwise provided by any Preferred Stock Designation, special meetings of stockholders for any purpose or purposes may be called only by the Chairman or a Co-Chairman of the Board, if there be one, or by resolution of the Board of Directors, acting by not less than a majority of the entire Board, and the power of stockholders to call a special meeting is specifically denied. No business shall be transacted and no corporate action shall be taken at a special meeting of stockholders other than that stated in the notice of such meeting."

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed in the name and on behalf of the Corporation, and attested to, by the duly elected officers of the Corporation as indicated below this [ ] day of [ ].

                                    COLLINS & AIKMAN CORPORATION


                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:



Attest:


--------------------------
Name:
Title:

                                                                        Annex D

================================================================================







                          REGISTRATION RIGHTS AGREEMENT

                                  by and among

                     BLACKSTONE CAPITAL COMPANY II, L.L.C.,

                      HEARTLAND INDUSTRIAL PARTNERS, L.P.,

                        WASSERSTEIN/C&A HOLDINGS, L.L.C.,

                                       and

                          COLLINS & AIKMAN CORPORATION





                           --------------------------

                             Dated: ______ __, 2001

                           --------------------------








================================================================================

                                TABLE OF CONTENTS

                                                                                   PAGE
                                                                                   ----

ARTICLE I DEFINITIONS............................................................    2
         1.1      Definitions....................................................    2

ARTICLE II GENERAL; SECURITIES SUBJECT TO THIS AGREEMENT.........................    4
         2.1      Grant of Rights................................................    4
         2.2      Registrable Securities.........................................    4
         2.3      Holders of Registrable Securities..............................    5

ARTICLE III DEMAND REGISTRATION..................................................    5
         3.1      Request for Demand Registration................................    5
         3.2      Incidental or "Piggy-Back" Rights with Respect to a Demand
                  Registration...................................................    6
         3.3      Effective Demand Registration..................................    7
         3.4      Expenses.......................................................    7
         3.5      Underwriting Procedures........................................    7
         3.6      Selection of Underwriters......................................    8

ARTICLE IV INCIDENTAL OR "PIGGY-BACK" REGISTRATION...............................    8
         4.1      Request for Incidental Registration............................    8
         4.2      Expenses.......................................................    9

ARTICLE V HOLDBACK AGREEMENTS....................................................    9
         5.1      Restrictions on Public Sale by Designated Holders..............    9
         5.2      Restrictions on Public Sale by the Company.....................    9

ARTICLE VI REGISTRATION PROCEDURES...............................................   10
         6.1      Obligations of the Company.....................................   10
         6.2      Seller Information(a)..........................................   13
         6.3      Notice to Discontinue..........................................   13
         6.4      Registration Expenses..........................................   14

ARTICLE VII INDEMNIFICATION; CONTRIBUTION........................................   14
         7.1      Indemnification by the Company.................................   14
         7.2      Indemnification by Designated Holders..........................   15
         7.3      Conduct of Indemnification Proceedings.........................   15
         7.4      Contribution...................................................   16

ARTICLE VIII COVENANTS...........................................................   17
         8.1      Rule 144.......................................................   17
         8.2      Wasserstein and Blackstone Priority of Sale....................   17

ARTICLE IX MISCELLANEOUS.........................................................   17
         9.1      Recapitalizations, Exchanges, etc..............................   17
         9.2      No Inconsistent Agreements.....................................   18


         9.3      Remedies.......................................................   18
         9.4      Notices........................................................   18
         9.5      Successors and Assigns; Third Party Beneficiaries..............   20
         9.6      Amendments and Waivers.........................................   20
         9.7      Counterparts...................................................   20
         9.8      Headings.......................................................   20
         9.9      GOVERNING LAW..................................................   20
         9.10     Severability...................................................   20
         9.11     Rules of Construction..........................................   21
         9.12     Entire Agreement...............................................   21
         9.13     Further Assurances.............................................   21
         9.14     Other Agreements...............................................   21

                          REGISTRATION RIGHTS AGREEMENT

                  REGISTRATION RIGHTS AGREEMENT, dated , 2001, by and among Collins & Aikman Corporation, a Delaware corporation (the "COMPANY"), Heartland Industrial Partners, L.P. ("Heartland") and the other investor stockholders listed on Schedule 1 hereto (together with Heartland, the "INVESTORS"), Blackstone Capital Company II, L.L.C. ("BLACKSTONE CAPITAL II"), Blackstone Family Investment Partnership I L.P. ("BLACKSTONE FAMILY"), Blackstone Advisory Directors Partnership L.P. ("BLACKSTONE ADVISORY") and Blackstone Capital Partners, L.P. ("BLACKSTONE CAPITAL") (together with Blackstone Capital II, Blackstone Family and Blackstone Advisory, "BLACKSTONE") and Wasserstein/C&A Holdings, L.L.C. ("WASSERSTEIN," together with Blackstone, the "ORIGINAL STOCKHOLDERS").

                  WHEREAS, pursuant o the Share Purchase Agreement, dated January , 2001 (the "COMPANY STOCK PURCHASE AGREEMENT"), by and between the Company and Heartland, the Company is selling to the Investors (x) an aggregate of 1,000,000 shares of Non-Voting Convertible Preferred Stock, par value $.01 per share (the "CONVERTIBLE PREFERRED SHARES"), which is convertible into 16,400,000 shares of Common Stock, par value $ 0.01 per share, of the Company (the "COMMON STOCK") and (y) 8,600,000 shares (the "Treasury Shares") of Common Stock.

                  WHEREAS, pursuant to the Stock Purchase Agreement, dated January , 2001 (the "SECONDARY STOCK PURCHASE AGREEMENT" and, together with the Company Stock Purchase Agreement, the "STOCK PURCHASE AGREEMENTS"), the Original Stockholders are selling to the Investors an aggregate of 27,000,000 shares of Common Stock;

                  WHEREAS, concurrently herewith, the Company, the Investors and the Original Stockholders are entering into the Stockholders Agreement (as hereinafter defined), pursuant to which the parties thereto have agreed to, among other things, certain first offer and tag-along rights, preemptive rights and certain corporate governance rights and obligations; and

                  WHEREAS, in order to induce each of the Investors to purchase its shares of Common Stock as provided in the Stock Purchase Agreements, and to induce the parties hereto to enter into the Stockholders Agreement, the Company has agreed to grant registration rights with respect to the Registrable Securities (as hereinafter defined) as set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

         1.1 DEFINITIONS. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:


                  "AFFILIATE" has the meaning specified in the Stockholders Agreement.

                  "AGREEMENT" means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

                  "APPROVED UNDERWRITER" has the meaning set forth in Section
3.6.

                  "BLACKSTONE HOLDERS OR STOCKHOLDERS" means Blackstone and its Permitted Transferees and Partner Transferees to whom Registrable Securities are transferred in accordance with Section 2.2 of the Stockholders Agreement and
Section 9.5 of this Agreement.

                  "BOARD OF DIRECTORS" means the Board of Directors of the Company.

                  "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

                  "COMMISSION" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

                  "COMMON STOCK" has the meaning set forth in the preamble to this Agreement or any other capital stock of the Company into which such stock is reclassified or reconstituted and any other common stock of the Company and shall include the Convertible Preferred Shares for all purposes of this Agreement, whether or not converted.

                  "COMPANY" has the meaning set forth in the preamble to this Agreement.

                  "COMPANY UNDERWRITER" has the meaning set forth in Section
4.1.

                  "CONVERTIBLE PREFERRED SHARES" has the meaning set forth in the preamble to this Agreement.

                  "DEMAND REGISTRATION" has the meaning set forth in Section
3.1.

                  "DESIGNATED HOLDER" means each of the Investors, the Major Stockholders and any transferee of any of them to whom Registrable Securities have been transferred in accordance with Section 9.5, other than a transferee to whom Registrable Securities have been transferred pursuant to a Registration Statement under the Securities Act or Rule 144 or Regulation S under the Securities Act (or any successor rule thereto).

                  "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

                  "HEARTLAND" has the meaning set forth in the preamble to this Agreement.

                  "HEARTLAND ENTITIES" has the meaning ascribed thereto in the Stockholders Agreement.

                  "HOLDER'S COUNSEL" has the meaning set forth in Section
6.1(a).

                  "INCIDENTAL REGISTRATION" has the meaning set forth in Section 4.1.

                  "INDEMNIFIED PARTY" has the meaning set forth in Section 7.3.

                  "INDEMNIFYING PARTY" has the meaning set forth in Section 7.3.

                  "INITIATING HOLDERS" has the meaning set forth in Section 3.1.

                  "INSPECTOR" has the meaning set forth in Section 6.1(g).

                  "INVESTORS" has the meaning set forth in the preamble to this Agreement.

                  "INVESTOR STOCKHOLDERS" means each Investor and any Permitted Transferee thereof to whom Registrable Securities are transferred in accordance with Section 2.2 of the Stockholders Agreement and Section 9.5 of this Agreement.

                  "LIABILITY" has the meaning set forth in Section 7.1.

                  "MAJOR STOCKHOLDERS" means each Original Stockholder and any Permitted Transferee or Partner Transferee thereof to whom Registrable Securities are transferred in accordance with Section 2.2 of the Stockholders Agreement and Section 9.5 of this Agreement.

                  "MAJORITY OF THE INVESTOR STOCKHOLDERS" means the Investor Stockholders holding a majority of the Registrable Securities held by all Investor Stockholders.

                  "MAJORITY OF BLACKSTONE STOCKHOLDERS" means the Blackstone Stockholders holding a majority of the Registrable Securities held by all Blackstone Stockholders.

                  "MAJORITY OF WASSERSTEIN STOCKHOLDERS" means the Wasserstein Stockholders holding a majority of the Registrable Securities held by all Wasserstein Stockholders.

                  "NASD" means the National Association of Securities Dealers, Inc.

                  "PARTNER TRANSFEREE" has the meaning ascribed to such term in the Stockholders Agreement.

                  "PERMITTED TRANSFEREE" has the meaning ascribed to such term in the Stockholders Agreement.

                  "PERSON" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

                  "RECORDS" has the meaning set forth in Section 6.1(g).

                  "REGISTRABLE SECURITIES" means, subject to Section 2.2, each of the following: (a) any and all shares of Common Stock owned by the Designated Holders and (b) any shares of Common Stock issued or issuable to any of the Designated Holders with respect to the Registrable Securities by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise and any shares of Common Stock or voting common stock issuable upon conversion, exercise or exchange thereof.

                  "REGISTRATION EXPENSES" has the meaning set forth in Section 6.4.

                  "REGISTRATION STATEMENT" means a registration statement filed pursuant to the Securities Act.

                  "SECURITIES ACT" means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

                  "VALID BUSINESS REASON" has the meaning set forth in Section 3.1.

                  "WASSERSTEIN HOLDERS OR STOCKHOLDERS" means Wasserstein and its Permitted Transferees and Partner Transferees to whom Registrable Securities are transferred in accordance with Section 2.2 of the Stockholders Agreement and
Section 9.5 of this Agreement.

                  Any terms not defined herein shall have the meanings ascribed thereto in the Stockholders Agreement.


                                   ARTICLE II

                  GENERAL; SECURITIES SUBJECT TO THIS AGREEMENT

         2.1 GRANT OF RIGHTS. The Company hereby grants registration rights to the Designated Holders upon the terms and conditions set forth in this Agreement.

         2.2 REGISTRABLE SECURITIES. For the purposes of this Agreement, Registrable Securities will cease to be Registrable Securities, when (i) a Registration Statement covering such securities has been declared effective under the Securities Act by the Commission and such securities have been disposed of pursuant to such effective Registration Statement or (ii) (x) with respect to a Designated Holder, the entire amount of such Designated Holder's Registrable Securities may be sold in a single sale, in the opinion of counsel satisfactory to the Company and the Designated Holder, each in their reasonable judgment, without any limitation as to volume pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act and (y) the Designated Holder owning such Registrable Securities owns less than one percent (1%) of the outstanding shares of Common Stock on a fully diluted basis.

         2.3 HOLDERS OF REGISTRABLE SECURITIES. A Person is deemed to be a holder of Registrable Securities whenever such Person owns of record Registrable Securities, or holds an option to purchase, or a security convertible into or exercisable or exchangeable for, Registrable Securities whether or not such acquisition or conversion has actually been effected. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company may act upon the basis of the instructions, notice or election received from the registered owner of such Registrable Securities. Registrable Securities issuable upon exercise of an option or upon conversion of another security shall be deemed outstanding for the purposes of this Agreement.

                                  ARTICLE III

                               DEMAND REGISTRATION

         3.1 REQUEST FOR DEMAND REGISTRATION. Blackstone or Blackstone Holders designated by Blackstone (the "Initiating Blackstone Holders"), Wasserstein or Wasserstein Holders designated by Wasserstein (the "INITIATING WASSERSTEIN HOLDERS"), and Heartland or an Investor Stockholder designated by the Heartland Entities (the "INITIATING INVESTOR HOLDERS," each of the Initiating Blackstone Holders, the Initiating Wasserstein Holders and the Initiating Investor Holders shall be known as the "INITIATING HOLDERS," as appropriate), may each make a written request to the Company to register, and the Company shall register, under the Securities Act (other than pursuant to a Registration Statement on Form S-4 or S-8 or any successor thereto) a "DEMAND REGISTRATION", the number of Registrable Securities stated in such request; PROVIDED, HOWEVER, that the Company shall not be obligated to effect (x) more than four (4) such Demand Registrations at the request of Initiating Investor Holders, and (y) in the aggregate not more than four (4) such Demand Registrations at the request of Initiating Blackstone and Initiating Wasserstein
Holders: two of which shall be at the request of Initiating Blackstone Holders and two of which shall be at the request of Initiating Wasserstein Holders. For purposes of the preceding sentence, two or more Registration Statements filed in response to one demand shall be counted as one Demand Registration; provided, however, that any such Registration Statement filed at the request of an Initiating Holder and subsequently withdrawn at the request of that Initiating Holder shall be counted as a Demand Registration unless the withdrawing Initiating Holder pays the expenses associated with such Registration Statement in which case such Registration shall not be so counted. Notwithstanding anything to the contrary contained herein, no Demand Registration need be effected by the Company within six (6) months after the effectiveness of any registration statement pursuant to a Demand Registration. The Company shall not be obliged to include more than 10 million Shares (as equitably adjusted for stock splits, stock combinations and similar events) in any Registration Statement pursuant to a Demand Registration, inclusive of any Shares to be included pursuant to any incidental or piggy-back rights under this Agreement. If the Board of Directors, in its good faith judgment, determines that any registration of Registrable Securities should not be made or continued because it would materially interfere with any material financing, acquisition, corporate reorganization or merger or other material transaction involving the Company (a "VALID BUSINESS REASON"), the Company may (x) postpone filing a registration statement relating to a Demand Registration until such Valid Business Reason no longer exists, but in no event for more than ninety (90) days, and (y) in case a registration statement has been filed relating to a Demand Registration, if the Valid Business Reason has not resulted from actions taken by the Company, the Company, upon the approval of a majority of the Board of Directors, such majority to include at least one Investor Director and the Blackstone Director, if applicable, and the Wasserstein Director, if applicable, may cause such registration statement to be withdrawn and its effectiveness terminated or may postpone amending or supplementing such registration statement. The Company shall give written notice of its determination to postpone or withdraw a registration statement and of the fact that the Valid Business Reason for such postponement or withdrawal no longer exists, in each case, promptly after the occurrence thereof. Notwithstanding anything to the contrary contained herein, the Company may not postpone or withdraw a filing under this Section 3.1 more than once in any twelve (12) month period. Each request for a Demand Registration by the Initiating Holders shall state the amount of the Registrable Securities proposed to be sold and the intended method of disposition thereof.

         3.2 INCIDENTAL OR "PIGGY-BACK" RIGHTS WITH RESPECT TO A DEMAND REGISTRATION. Each of the Designated Holders (other than Initiating Holders which have requested a registration under Section 3.1) may offer its or his Registrable Securities under any Demand Registration pursuant to this Section
3.2. Within five (5) Business Days after the receipt of a request for a Demand Registration from an Initiating Holder, the Company shall (i) give written notice thereof to all of the Designated Holders (other than Initiating Holders which have requested a registration under Section 3.1) and (ii) subject to
Section 3.5, include in such registration all of the Registrable Securities held by such Designated Holders from whom the Company has received a written request for inclusion therein within ten (10) days of the receipt by such Designated Holders of such written notice referred to in clause (i) above. Each such request by such Designated Holders shall specify the number of Registrable Securities proposed to be registered. The failure of any Designated Holder to respond within such 10-day period referred to in clause (ii) above shall be deemed to be a waiver of such Designated Holder's rights under this Article III with respect to such Demand Registration. Any Designated Holder may waive its rights under this Article III prior to the expiration of such 10-day period by giving written notice to the Company, with a copy to the Initiating Holders. If a Designated Holder sends the Company a written request for inclusion of part or all of such Designated Holder's Registrable Securities in a registration, such Designated Holder shall not be entitled to withdraw or revoke such request without the prior written consent of the Company in its sole discretion unless, as a result of facts or circumstances arising after the date on which such request was made relating to the Company or to market conditions, such Designated Holder reasonably determines that participation in such registration would have a material adverse effect on such Designated Holder.

         3.3 EFFECTIVE DEMAND REGISTRATION. The Company shall use its reasonable best efforts to cause any such Demand Registration to become effective not later than sixty (60) days after it receives a request under
Section 3.1 hereof. A registration shall not constitute a Demand Registration until it has become effective and remains continuously effective for the shorter of (i) 90 days and (ii) the period during which all Registrable Securities registered in the Demand Registration are sold; PROVIDED, HOWEVER, that a registration shall not constitute a Demand Registration if (x) after such Demand Registration has become effective, such registration or the related offer, sale or distribution of Registrable Securities thereunder is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not attributable to the Initiating Holders and such interference is not thereafter eliminated or (y) the conditions specified in the underwriting agreement, if any, entered into in connection with such Demand Registration are not satisfied or waived, other than by reason of a failure by the Initiating Holder or (z) the Company exercises its rights of postponement, termination or withdrawal under Section 3.1.

         3.4 EXPENSES. The Company shall pay all Registration Expenses in connection with a Demand Registration, whether or not such Demand Registration becomes effective.

         3.5 UNDERWRITING PROCEDURES. If the Company or the Initiating Holders holding a majority of the Registrable Securities held by all of the Initiating Holders so elect, the Company shall use its reasonable best efforts to cause such Demand Registration to be in the form of a firm commitment underwritten offering and the managing underwriter or underwriters selected for such offering shall be the Approved Underwriter selected in accordance with
Section 3.6. In connection with any Demand Registration under this Article III involving an underwritten offering, none of the Registrable Securities held by any Designated Holder making a request for inclusion of such Registrable Securities pursuant to Section 3.2 hereof shall be included in such underwritten offering unless such Designated Holder accepts the terms of the offering as agreed upon by the Company, the Initiating Holders and the Approved Underwriter (including execution of an escrow agreement and/or a power of attorney with respect to the disposition of the Registrable Securities), and then only in such quantity as will not, in the opinion of the Approved Underwriter, jeopardize the success of such offering by the Initiating Holders. If the Approved Underwriter advises the Company that the aggregate amount of such Registrable Securities requested to be included in such offering is sufficiently large to have a material adverse effect on the success of such offering, then the Company shall include in such registration only the aggregate amount of Registrable Securities that the Approved Underwriter believes may be sold without any such material adverse effect and shall reduce the amount of Registrable Securities to be included in such registration, first as to the Company and any holder of capital stock of the Company who is not a Designated Holder, second as to the Investors as a group, pro rata based on the number of Registrable Securities owned by each Investor and third as to Blackstone Holders and Wasserstein Holders as a group, pro rata based on the number of Registrable Securities then owned by each.

         3.6 SELECTION OF UNDERWRITERS. If any Demand Registration, as the case may be, of Registrable Securities is in the form of an underwritten offering, the Company shall select and obtain an investment banking firm of national reputation to act as the managing underwriter of the offering (the "Approved Underwriter"); provided, however, that the Approved Underwriter shall, in any case, also be approved by the Initiating Holders such approval not to be unreasonably withheld.

                                   ARTICLE IV

                     INCIDENTAL OR "PIGGY-BACK" REGISTRATION

         4.1 REQUEST FOR INCIDENTAL REGISTRATION. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering by the Company for its own account (other than a Registration Statement on Form S-4 or S-8 or any successor thereto) (a "COMPANY OFFERING") or for the account of any stockholder of the Company other than the Designated Holders (each such Stockholder, a "NON-DESIGNATED STOCKHOLDER" and such offering a "NON-DESIGNATED STOCKHOLDER OFFERING"), then the Company shall give written notice of such proposed filing to each of the Designated Holders at least ten
(10) Business Days before the anticipated filing date, and such notice shall describe the proposed registration and distribution and offer such Designated Holders the opportunity to register the number of Registrable Securities as each such Designated Holder may request (an "INCIDENTAL REGISTRATION"). The Company shall use its reasonable best efforts to cause the managing underwriter or underwriters in the case of a proposed underwritten offering (the "COMPANY UNDERWRITER") to permit each of the Designated Holders who have requested in writing to participate in the Incidental Registration to include its or his Registrable Securities in such offering on the same terms and conditions as the securities of the Company or the securities of such Non-Designated Stockholders, as the case may be, included therein. In connection with any Incidental Registration under this Section 4.1 involving an underwritten offering, the Company shall not be required to include any Registrable Securities in such underwritten offering unless the Designated Holders thereof accept the terms of the underwritten offering as agreed upon between the Company, such Non-Designated Stockholders, if any, and the Company Underwriter (including execution of an escrow agreement and/or a power of attorney with respect to the disposition of the Registrable Securities), and then only in such quantity as the Company Underwriter believes will not jeopardize the success of the offering by the Company. If the Company Underwriter determines that the registration of all or part of the Registrable Securities which the Designated Holders have requested to be included would materially adversely affect the success of such offering, then the Company shall be required to include in such Incidental Registration, to the extent of the amount that the Company Underwriter believes may be sold without causing such adverse effect, (i) in the case of a Company
Offering: FIRST, all of the securities to be offered for the account of the Company; SECOND, the Registrable Securities to be offered for the account of Blackstone Holders and Wasserstein Holders, pro rata based on the number of Registrable Securities then owned by each; and THIRD, any other securities requested to be included in such offering by the Investors and any other Person pro rata based on the number of Registrable Securities then owned by each; and (ii) in the case of a Non-Designated Stockholder Offering: FIRST, the Registrable Securities to be offered for the account of Blackstone Holders and Wasserstein Holders pro rata based on the number of Registrable Securities owned by each; SECOND, all of the securities to be offered for the account of the Company, such Non-Designated Stockholder and the Investors pro rata based on the number of securities then owned by each. Nothing in this Section 4.1 shall create any liability on the part of the Company or any other person to the Designated Holders if the Company, for any reason, decides not to file a Registration Statement proposed to be filed pursuant to this Section 4.1 or to withdraw such Registration Statement subsequent to its filing, regardless of any action whatsoever that a Designated Holder may have taken, whether as a result of the issuance by the Company of any notice under this Section 4.1 or otherwise.

         4.2 EXPENSES. The Company shall bear all Registration Expenses in connection with any Incidental Registration pursuant to this Article IV, whether or not such Incidental Registration becomes effective.

                                   ARTICLE V

                               HOLDBACK AGREEMENTS

         5.1 RESTRICTIONS ON PUBLIC SALE BY DESIGNATED HOLDERS. To the extent requested (A) by the Company or the Initiating Holders, as the case may be, in the case of a non-underwritten public offering and (B) by the Approved Underwriter or the Company Underwriter, as the case may be, in the case of an underwritten public offering, each Designated Holder of Registrable Securities agrees (x) not to effect any sale or distribution of any Registrable Securities or of any securities convertible into or exchangeable or exercisable for such Registrable Securities, including a sale pursuant to Rule 144 under the Securities Act, or offer to sell, contract to sell (including without limitation any short sale), grant any option to purchase or enter into any hedging or similar transaction with the same economic effect as a sale of Registrable Securities and (y) not to make any request for a Demand Registration under this Agreement, during the one hundred-twenty (120) day period or such shorter period, if any, agreed to by the requesting party beginning on the effective date of such Registration Statement (except as part of such registration). No Designated Holder of Registrable Securities subject to this Section 5.1 shall be released from any obligation under any agreement, arrangement or understanding entered into pursuant to this Section 5.1 except to the extent all other Designated Holders of Registrable Securities subject to the same obligation are also released.

         5.2 RESTRICTIONS ON PUBLIC SALE BY THE COMPANY. The Company agrees not to effect any sale or distribution of any of its securities, or any securities convertible into or exchangeable or exercisable for such securities (except pursuant to registrations on Form S-4 or S-8 or any successor thereto), during the period beginning on the effective date of any Registration Statement in which the Designated Holders of

Registrable Securities are participating and ending on the earlier of (i) the date on which all Registrable Securities registered on such Registration Statement are sold and (ii) one hundred-twenty (120) days after the effective date of such Registration Statement (except as part of such registration).

                                   ARTICLE VI

                             REGISTRATION PROCEDURES

         6.1 OBLIGATIONS OF THE COMPANY. Whenever registration of Registrable Securities has been requested pursuant to Article III or Article IV of this Agreement, the Company shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of distribution thereof as quickly as practicable, and in connection with any such request, the Company shall, as expeditiously as possible:

                  (a) prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of such Registrable Securities in accordance with the intended method of distribution thereof, and use its reasonable best efforts to cause such Registration Statement to become effective; PROVIDED, HOWEVER, that (x) before filing a Registration Statement or prospectus or any amendments or supplements thereto, the Company shall provide counsel selected by the Designated Holders holding a majority of the Registrable Securities being registered in such registration ("HOLDERS' COUNSEL") and any other Inspector with a reasonably adequate and appropriate opportunity to review and comment on such Registration Statement and each prospectus included therein (and each amendment or supplement thereto) to be filed with the Commission, subject to such documents being under the Company's control, and (y) the Company shall notify the Holders' Counsel and each seller of Registrable Securities of any stop order issued or threatened by the Commission and take all action required to prevent the entry of such stop order or to remove it if entered;

                  (b) prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the lesser of (x) 90 days and (y) such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

                  (c) furnish to each seller of Registrable Securities, prior to filing a Registration Statement, at least one copy of such Registration Statement as is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), and the prospectus included in such Registration Statement (including each preliminary prospectus) and any prospectus filed under Rule 424 under the Securities Act as each such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

                  (d) register or qualify such Registrable Securities under such other securities or "blue sky" laws of such jurisdictions as any seller of Registrable Securities may reasonably request, and to continue such qualification in effect in such jurisdiction for as long as required pursuant to the laws of such jurisdiction, or for as long as any such seller reasonably requests or until all of such Registrable Securities are sold, whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable any such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; PROVIDED, HOWEVER, that the Company shall not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.1(d), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction;

                  (e) notify each seller of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall promptly prepare a supplement or amendment to such prospectus and furnish to each seller of Registrable Securities a reasonable number of copies of such supplement to or an amendment of such prospectus as may be necessary so that, after delivery to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

                  (f) enter into and perform customary agreements (including an underwriting agreement in customary form with the Approved Underwriter or Company Underwriter, if any, selected as provided in Article III or Article IV, as the case may be) and take such other actions as are prudent and reasonably required in order to expedite or facilitate the disposition of such Registrable Securities;

                  (g) make available at reasonable times for inspection by any seller of Registrable Securities, any managing underwriter participating in any disposition of such Registrable Securities pursuant to a Registration Statement, Holders' Counsel and any attorney, accountant or other agent retained by any such seller or any managing underwriter (each, an "INSPECTOR" and collectively, the "INSPECTORS"), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (collectively, the "RECORDS") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's and its subsidiaries officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspector in connection with such Registration Statement. Records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors (and the Inspectors shall confirm their agreement in writing in advance to the Company if the Company shall so request) unless (x) the disclosure of such Records is necessary, in the Company's judgment, to avoid or correct a misstatement or omission in the Registration Statement, (y) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction after exhaustion of all appeals therefrom or (z) the information in such Records was known to the Inspectors on a non-confidential basis prior to its disclosure by the Company or has been made generally available to the public. Each seller of Registrable Securities agrees that it shall, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company's expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential;

                  (h) if such sale is pursuant to an underwritten offering, cause to be delivered "cold comfort" letters dated the effective date of the registration statement and the date of the closing under the underwriting agreement from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by "cold comfort" letters as Holders' Counsel or the managing underwriter reasonably requests;

                  (i) if such sale is pursuant to an underwritten offering, cause to be furnished, at the request of any seller of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the Registration Statement with respect to such securities becomes effective, an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the seller making such request, covering such legal matters with respect to the registration in respect of which such opinion is being given as the underwriters, if any, and such seller may reasonably request and are customarily included in such opinions;

                  (j) comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable but no later than fifteen (15) months after the effective date of the Registration Statement, an earnings statement covering a period of twelve (12) months beginning after the effective date of the Registration Statement, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

                  (k) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed, PROVIDED that the applicable listing requirements are satisfied;

                  (l) keep Holders' Counsel advised in writing as to the initiation and progress of any registration under Article III or Article IV hereunder;

                  (m) cooperate with each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD;

                  (n) make officers available to participate in customary road shows and other informational meetings as reasonably requested by any Approved Underwriter or Company Underwriter (it being understood that the Company, in its discretion, may require that there be "road shows" and other informational meetings in connection with a Demand Registration); and

                  (o) take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby.

         6.2 SELLER INFORMATION. (a) It shall be a condition precedent to the obligation of the Company to include any Registrable Securities of any Designated Holder in a Registration Statement pursuant to this Agreement that the Designated Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, any other securities of the Company held by it, and the intended method of disposition of such Registrable Securities as shall be required to effect the registration of the Registrable Securities held by such Designated Holder, including, without limitation, all information required to be disclosed in order to make the information previously furnished to the Company by such Designated Holder not materially misleading or necessary to cause such Registration Statement not to omit a material fact with respect to such Designated Holder necessary in order to make the statements therein not misleading. Any such Information shall be provided to the Company within any reasonable time period requested by the Company.

                  (b) Each Designated Holder shall notify the Company, at any time when a prospectus is required to be delivered under applicable law, of the happening of any event as a result of which the prospectus included in the applicable Registration Statement, as then in effect, in each case only with respect to information provided by such Holder, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. Such Designated Holder shall immediately upon the happening of any such event cease using such prospectus.

         6.3 NOTICE TO DISCONTINUE. Each Designated Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 6.1(e) or 6.2(b), such Designated Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Designated Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 6.1(e) and, if so directed by the Company, such Designated Holder shall deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Designated Holder's possession, of the prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including, without limitation, the period referred to in Section 6.1(b)) by the number of days during the period from and including the date of the giving of such notice pursuant to
Section 6.1(e) to and including the date when sellers of such Registrable Securities under such Registration Statement shall have received the copies of the supplemented or amended prospectus contemplated by and meeting the requirements of Section 6.1(e).

         6.4 REGISTRATION EXPENSES. The Company shall pay all expenses arising from or incident to its performance of, or compliance with, this Agreement, including, without limitation, (i) Commission, stock exchange and NASD registration and filing fees, (ii) all fees and expenses incurred in complying with securities or "blue sky" laws (including reasonable fees, charges and disbursements of counsel to any underwriter incurred in connection with "blue sky" qualifications of the Registrable Securities as may be set forth in any underwriting agreement), (iii) all printing, messenger and delivery expenses, (iv) the fees, charges and disbursements of counsel to the Company and of its independent public accountants and any other accounting fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any "cold comfort" letters or any special audits incident to or required by any registration or qualification), (v) the reasonable fees, charges and disbursements of one counsel to all Designated Holders not to exceed $35,000 and (vi) any liability insurance or other premiums for insurance obtained in connection with any Demand Registration or piggy-back registration thereon or Incidental Registration pursuant to the terms of this Agreement, regardless of whether such Registration Statement is declared effective. All of the expenses described in the preceding sentence of this Section 6.4 are referred to herein as "REGISTRATION EXPENSES." The Designated Holders of Registrable Securities sold pursuant to a Registration Statement shall bear the expense of any broker's commission, underwriter's discount or commission or transfer taxes relating to registration and sale of such Designated Holders Registrable Securities and, subject to clause (v) above, shall bear the fees and expenses of their own counsel.

                                  ARTICLE VII

                          INDEMNIFICATION; CONTRIBUTION

         7.1 INDEMNIFICATION BY THE COMPANY. The Company agrees to indemnify and hold harmless each Designated Holder, its partners, directors, officers, affiliates and each Person who controls (within the meaning of Section 15 of the Securities Act) such Designated Holder from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) (each, a "LIABILITY" and collectively, "LIABILITIES"), arising out of or based upon any untrue, or allegedly untrue, statement of a material fact contained in any Registration Statement, prospectus or preliminary prospectus (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading under the circumstances such statements were made, except insofar as such Liability (i) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission contained in such Registration Statement, preliminary prospectus or final prospectus in reliance and in conformity with information concerning such Designated Holder furnished in writing to the Company by such Designated Holder expressly for use therein, including, without limitation, the information furnished to the Company pursuant to Section 6.2, or (ii) is caused by any failure by the Designated Holder to deliver a prospectus or preliminary prospectus (or amendment or supplement thereto) as and when required under the Securities Act after such prospectus has been timely furnished by the Company . The Company shall also provide customary indemnities to any underwriters of the Registrable Securities, their officers, directors and employees and each Person who controls such underwriters (within the meaning of Section 15 of the Securities Act) to the same extent as provided above with respect to the indemnification of the Designated Holders of Registrable Securities.

         7.2 INDEMNIFICATION BY DESIGNATED HOLDERS. Each Designated Holder agrees to indemnify and hold harmless the Company, any underwriter retained by the Company, each of their respective officers, directors and affiliates and each Person who controls the Company or such underwriter (within the meaning of Section 15 of the Securities Act) to the same extent as the foregoing indemnity from the Company to the Designated Holders, but only if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with information with respect to such Designated Holder furnished in writing to the Company by such Designated Holder expressly for use in such registration statement or prospectus, including, without limitation, the information furnished to the Company pursuant to Section 6.2; PROVIDED, HOWEVER, that the total amount to be indemnified by such Designated Holder pursuant to
Section 6.2 shall be limited to the net proceeds received by such Designated Holder in the offering to which the Registration Statement or prospectus relates.

         7.3 CONDUCT OF INDEMNIFICATION PROCEEDINGS. Any Person entitled to indemnification hereunder (the "INDEMNIFIED PARTY") agrees to give prompt written notice to the indemnifying party (the "INDEMNIFYING PARTY") after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; PROVIDED, HOWEVER, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party hereunder (except to the extent that the Indemnifying Party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure). If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Indemnified Party or
(iii) the named parties to any such
action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and such parties have been advised by such counsel that either (x) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party. In any of such cases, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all Indemnified Parties. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the consent of such Indemnified Party, which consent shall not be unreasonably withheld, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is a party and indemnity has been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability for claims that are the subject matter of such proceeding.

         7.4      CONTRIBUTION. If the indemnification provided for in this
Article 7 from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any Liabilities referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Liabilities, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 7.1, 7.2 and 7.3, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding; PROVIDED that the total amount to be contributed by such Designated Holder shall be limited to the net proceeds received by such Designated Holder in the offering.

         The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

                                  ARTICLE VIII

                                    COVENANTS

         8.1 RULE 144. The Company covenants that it shall (a) file any reports required to be filed by it under the Exchange Act and (b) take such further action as each Designated Holder of Registrable Securities may reasonably request (including providing any information necessary to comply with Rule 144 under the Securities Act), all to the extent required from time to time to enable such Designated Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time, or Regulation S under the Securities Act or (ii) any similar rules or regulations hereafter adopted by the Commission. The Company shall, upon the request of any Designated Holder of Registrable Securities, deliver to such Designated Holder a written statement as to whether it has complied with such requirements.

         8.2 WASSERSTEIN AND BLACKSTONE PRIORITY OF SALE. Notwithstanding anything to the contrary set forth in this Agreement, in the event of any offering of Common Stock, whether pursuant to a public offering, private placement or other exempt sale in which Blackstone Holders and/or Wasserstein Holders, on the one hand, and any other stockholder of the Company (including, without limitation, any Investor), on the other hand, desire or intend to sell Common Stock, Blackstone Holders and Wasserstein Holders, pro rata based on the number of shares of Common Stock then owned by each, shall have an absolute right to sell prior to the right of any other such holder. The foregoing rights of priority will not preclude the grant by the Company of any demand or piggyback rights to any other person that do not conflict with the provisions of this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 RECAPITALIZATIONS, EXCHANGES, ETC. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (i) the shares of Common Stock, (ii) any and all shares of common stock of the Company into which the shares of Common Stock are converted, exchanged or substituted in any recapitalization or other capital reorganization by the Company and (iii) any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, the shares of Common Stock and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. The Company shall cause any successor or assign (whether by merger, consolidation, sale of assets or otherwise) to enter into a new registration rights agreement with the Designated Holders on terms substantially the same as this Agreement as a condition of any such transaction.

         9.2 NO INCONSISTENT AGREEMENTS. The Company represents and warrants that it has not granted to any Person the right to request or require the Company to register any securities issued by the Company, other than the rights granted to the Designated Holders herein. The Company shall not enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Designated Holders in this Agreement or grant any additional registration rights to any Person or with respect to any securities which are not Registrable Securities which are prior in right to or inconsistent with the rights granted in this Agreement.

         9.3 REMEDIES. The Designated Holders, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of their rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive in any action for specific performance the defense that a remedy at law would be adequate.

         9.4 NOTICES. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be made by telecopier, courier service or personal delivery:

                          (a)  if to the Company:

                               Collins & Aikman Corporation
                               5755 New King Court
                               Troy, Michigan  48098
                               Fax:   (248) 824-1512
                               Attn:  Thomas E. Evans, CEO
                               Fax:   (248) 824-1882
                               Attn:  Ronald T. Lindsay, Esq. General Counsel

                          with a copy to:

                               Hughes Hubbard & Reed LLP
                               One Battery Park Plaza
                               New York, New York  10004
                               Fax:   (212) 422-4726
                               Attn:  Thomas G. Schueller, Esq.

                          (b)  if to Heartland:

                               Heartland Industrial Partners, L.P.
                               55 Railroad Avenue
                               First Floor
                               Greenwich, Connecticut  06830
                               Telecopy:  (203) 861-2722
                               Attention:  David A. Stockman
                          with a copy to:

                               Cahill Gordon & Reindel
                               80 Pine Street
                               17th Floor
                               New York, New York  10005
                               Telecopy:  (212) 269-5420
                               Attention:  W. Leslie Duffy, Esq.
                                           Jonathan A. Schaffzin, Esq.

                          (c)  if to any Blackstone Holders:

                               Blackstone Capital Partners L.P.
                               345 Park Avenue
                               31st Floor
                               New York, New York  10019
                               Telecopy:  (212) 583-5258
                               Attention:  Neil Simpkins

                               with a copy to:

                               Simpson Thacher & Bartlett
                               425 Lexington Avenue
                               New York, New York  10017
                               Telecopy:  (212) 455-2502
                               Attention:  Alan Schwartz, Esq.


                          (d)  if to Wasserstein:

                               Wasserstein, Perella Management Partners
                               1301 Avenue of the Americas
                               44th Floor
                               New York, New York  10019
                               Telecopy:  (212) 702-5635
                               Attention:  Stephen O'Connell

                               with a copy to:

                               Paul, Weiss, Rifkind, Wharton & Garrison
                               1285 Avenue of the Americas
                               New York, New York 10019-6064
                               Telecopy:  (212) 757-3990
                               Attention:  Carl L. Reisner, Esq.

         All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 9.4 designate another address or Person for receipt of notices hereunder.

         9.5 SUCCESSORS AND ASSIGNS; THIRD PARTY BENEFICIARIES. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto as hereinafter provided. The Demand Registration rights and related rights of the Investor Stockholders and Major Stockholders contained in Article III hereof, shall be with respect to any Registrable Security that is transferred to a Permitted Transferee of an Investor Stockholder or Major Stockholder, automatically transferred to such transferee who agrees to be bound hereby. The incidental or "piggy-back" registration rights of the Designated Holders contained in Section 3.2 and
Article IV hereof and the other rights of each of the Designated Holders with respect thereto shall be, with respect to any Registrable Security, automatically transferred to any Person who is the transferee of such Registrable Security, but only if transferred in compliance with the Stockholders Agreement. All of the obligations of the Company hereunder shall survive any such transfer. Any assignment in violation of this Agreement shall be null and void. Except as provided in Article VII, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

         9.6 AMENDMENTS AND WAIVERS. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless consented to in writing by (i) the Company, (ii) a Majority of the Investor Stockholders, (iii) a Majority of Blackstone Stockholders and (iii) a Majority of Wasserstein Stockholders. Any such written consent shall be binding upon the Company and all of the Designated Holders.

         9.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         9.8 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         9.9 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

         9.10 SEVERABILITY. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

         9.11 RULES OF CONSTRUCTION. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

         9.12 ENTIRE AGREEMENT. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

         9.13 FURTHER ASSURANCES. Each of the parties shall, and shall cause their respective Affiliates to, execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

         9.14 OTHER AGREEMENTS. Nothing contained in this Agreement shall be deemed to be a waiver of, or release from, any obligations any party hereto may have under, or any restrictions on the transfer of Registrable Securities or other securities of the Company imposed by, any other agreement including, but not limited to, the Stock Purchase Agreements or the Stockholders Agreement.

                  [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Registration Rights Agreement on the date first written above.


                       Collins & Aikman Corporation

                       By:
                           -----------------------------------------------------
                           Name:
                           Title:


                       Heartland Industrial Partner, L.P.
                       By: Heartland Industrial Associates L.L.C.,
                           its general partner

                           By:
                              --------------------------------------------------
                              Name:
                              Title:


                       Blackstone Capital Partners L.P.
                       By: Blackstone Management Associates L.P., its general partner

                       By:
                           -----------------------------------------------------
                           Name:       Neil P. Simpkins
                           Title:      Authorized Signatory


                       Blackstone Advisory Directors Partnership L.P.
                       By: Blackstone Management Associates L.P., its general partner

                       By:
                           -----------------------------------------------------
                           Name:       Neil P. Simpkins
                           Title:      Authorized Signatory


                       Blackstone Family Investment Partnership I L.P.
                       By: Blackstone Management Associates I L.L.C., its general partner

                       By:
                           -----------------------------------------------------
                           Name:       Neil P. Simpkins
                           Title:      Authorized Signatory

                       Blackstone Capital Company II, L.L.C.

                       By:
                           -----------------------------------------------------
                           Name:       Neil P. Simpkins
                           Title:      Authorized Signatory


                       Wasserstein/C & A Holdings, L.L.C.

                       By:
                           -----------------------------------------------------
                           Name:
                           Title:

                                                                      SCHEDULE I

INVESTORS

[To be completed prior to closing and to include only Permitted Transferees of Heartland and other investors, subject to approval of Blackstone and Wasserstein, not to be unreasonably withheld.]

                                                                        Annex E


                             STOCKHOLDERS AGREEMENT



                                  by and among



                     BLACKSTONE CAPITAL COMPANY II, L.L.C.,

                      HEARTLAND INDUSTRIAL PARTNERS, L.P.,

                        WASSERSTEIN/C&A HOLDINGS, L.L.C.,

                                       and

                          COLLINS & AIKMAN CORPORATION






                         ------------------------------

                            Dated: ____________, 2001

                         ------------------------------

                                TABLE OF CONTENTS


                                                                                                         PAGE #
                                                                                                         ------


ARTICLE I         DEFINITIONS; TERMINATION.............................................................     2
         1.1      Definitions..........................................................................     2
         1.2      Termination..........................................................................     7

ARTICLE II        TRANSFER.............................................................................     8
         2.1      Limitation on Transfer...............................................................     8
         2.2      Permitted Transfers..................................................................     8
         2.3      Permitted Transfer Procedures........................................................     8
         2.4      Transfers in Compliance with Law; Substitution of Transferee.........................     8

ARTICLE III       RIGHT OF FIRST REFUSAL; TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS;
                  AFFILIATE TRANSACTIONS; ENCUMBRANCE .................................................     9
         3.1      Proposed Voluntary Transfers.........................................................     9
         3.2      Involuntary Transfers................................................................    14
         3.3      Certain Transactions.................................................................    15
         3.4      Prohibition on Encumbrance...........................................................    18

ARTICLE IV        [Intentionally Omitted.].............................................................    18

ARTICLE V         AFTER-ACQUIRED SECURITIES; AGREEMENT TO BE BOUND.....................................    18
         5.1      After-Acquired Securities............................................................    18
         5.2      Beneficial Ownership.................................................................    18

ARTICLE VI        CORPORATE GOVERNANCE.................................................................    18
         6.1      General..............................................................................    18
         6.2      Stockholder Actions..................................................................    19
         6.3      Election of Directors; Number and Composition........................................    19
         6.4      Removal and Replacement of Director..................................................    20
         6.5      Reimbursement of Expenses; D&O Insurance.............................................    20
         6.6      Quorum...............................................................................    21
         6.7      Observer Rights......................................................................    21

ARTICLE VII       COVENANTS............................................................................    21
         7.1      Financial Statements and Other Information...........................................    21
         7.2      Inspection...........................................................................    22

ARTICLE VIII      STOCK CERTIFICATE LEGEND.............................................................    22

ARTICLE IX        MISCELLANEOUS........................................................................    23
         9.1      Notices..............................................................................    23
         9.2      Successors and Assigns; Third Party Beneficiaries....................................    25
         9.3      Amendment and Waiver.................................................................    25
         9.4      Counterparts.........................................................................    25


         9.5      Specific Performance.................................................................    25
         9.6      Headings.............................................................................    25
         9.7      GOVERNING LAW........................................................................    25
         9.8      Severability.........................................................................    26
         9.9      Rules of Construction................................................................    26
         9.10     Entire Agreement.....................................................................    26
         9.11     Further Assurances...................................................................    26


EXHIBITS

A        Form of Transfer Agreement (Previously issued shares)

                             STOCKHOLDERS AGREEMENT


         STOCKHOLDERS AGREEMENT dated _____________, 2001, by and among Collins & Aikman Corporation, a Delaware corporation (the "Company"), Heartland Industrial Partners, L.P. ("Heartland") and the other investor stockholders listed on Schedule 1 hereto (together with Heartland, the "Investors"), and Blackstone Capital Company II, L.L.C. ("Blackstone Capital II"), Blackstone Family Investment Partnership I L.P. ("Blackstone Family"), Blackstone Advisory Directors Partnership L.P. ("Blackstone Advisory") and Blackstone Capital Partners, L.P. ("Blackstone Capital") (together with Blackstone Capital II, Blackstone Family and Blackstone Advisory, "Blackstone") and Wasserstein/C&A Holdings, L.L.C. ("Wasserstein," together with Blackstone, the "Original Stockholders").

         WHEREAS, pursuant to the Stock Purchase Agreement, dated January [ ], 2001, (the "Company Stock Purchase Agreement"), by and among the Company and Heartland, the Company has agreed to issue and sell to the Investors (x) an aggregate of 1,000,000 shares of Non-Voting Convertible Preferred Stock, par value $0.01 per share (the "Convertible Preferred Shares"), which are convertible into 16,400,000 shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock") and (y) 8,600,000 shares (the "Treasury Shares") of Common Stock.

         WHEREAS, pursuant to the Stock Purchase Agreement, dated January __, 2001, (the "Original Stockholders Stock Purchase Agreement," and, together with the Company Stock Purchase Agreement, the "Stock Purchase Agreements"), by and among the Original Stockholders and Heartland, the Original Stockholders have agreed to sell to the Investors an aggregate of 27,000,000 shares of Common Stock;

         WHEREAS, the Company, Collins & Aikman Group, Inc. ("C&A Group"), Blackstone Capital and Wasserstein Perella Partners, L.P. entered into an Amended and Restated Stockholders Agreement dated as of June 29, 1994 (the "Original Stockholders Agreement");

         WHEREAS, the parties hereto wish to restrict the transfer of the Shares (as hereinafter defined) and to provide for, among other things, first offer, tag-along and preemptive rights, corporate governance rights and obligations and certain other rights under certain conditions;

         WHEREAS, in order to induce each of the Investors to purchase its shares of Common Stock and the Original Stockholders to enter into this agreement, the Company has agreed to grant registration rights with respect to the Common Stock owned by the Investors and the Original Stockholders in a Registration Rights Agreement (the "Registration Rights Agreement"); and

         WHEREAS, the Company, C&A Group, Blackstone Capital and Wasserstein Perella Partners, L.P. wish to terminate the Original Stockholders Agreement and the Original Stockholders wish to enter into a new stockholders agreement with the Investors.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                            DEFINITIONS; TERMINATION.

         1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

         "Affiliate" shall mean, when used with respect to any Person, any other person which directly or indirectly beneficially owns or controls 25% or more of the total voting power of shares of capital stock of such Person having the right to vote for directors under ordinary circumstances, any Person controlling, controlled by or under common control with any such Person (within the meaning of Rule 405 of the Securities Act), and any director or executive officer of any such person. Affiliate shall in any event include, when used with respect to Wasserstein, Wasserstein Perella Co., Inc., Wasserstein Perella Group, Inc. and Wasserstein Perella Management Partners, Inc. and, when used with respect to Blackstone, The Blackstone Group L.P. and Blackstone Group Holdings L.P. and the successors of any of the above.

         "Agreement" means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

         "Big Five Accounting Firm" means Arthur Andersen, Deloitte & Touche LLP, Ernst & Young LLP, KPMG Peat Marwick, LLP or PricewaterhouseCoopers, and any of their successors.

         "Blackstone" has the meaning set forth in the preamble to this Agreement.

         "Blackstone Director" has the meaning set forth in Section 6.3.

         "Board of Directors" means the Board of Directors of the Company.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

         "Charter Documents" means the Restated Certificate of Incorporation and the By-laws of the Company each as in effect on the date hereof.

         "Commission" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

         "Common Stock" has the meaning set forth in the recitals to this Agreement and any other capital stock of the Company into which such stock is reclassified or reconstituted and any other common stock of the Company.

         "Common Stock Equivalents" means any security or obligation which is by its terms convertible, exchangeable or exercisable into or for shares of Common Stock, including any option, warrant or other subscription or purchase right with respect to Common Stock and the Convertible Preferred Stock.

         "Company" has the meaning set forth in the preamble to this Agreement.

         "Company Option" has the meaning set forth in Section 3.1(c).

         "Company Option Period" has the meaning set forth in Section 3.1(c).

         "Contract Date" has the meaning set forth in Section 3.1(e).

         "Convertible Preferred Stock" has the meaning set forth in the preamble to this Agreement.

         "Disinterested Members" has the meaning set forth in Section 3.3(a).

         "Drag-Along Notice" has the meaning set forth in Section 3.1(g).

         "Drag-Along Rightholders" has the meaning set forth in Section 3.1(g).

         "Drag-Along Sellers" has the meaning set forth in Section 3.1(g).

         "Excess Offered Securities" has the meaning set forth in Section
3.1(b).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

         "Exempt Issuances" has the meaning set forth in Section 3.3(d).

         "Exempt Transfer" has the meaning set forth in Section 2.1.

         "Fair Value" has the meaning set forth in Section 3.2(b).

         "GAAP" means United States generally accepted accounting principles in effect from time to time.

         "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Heartland" has the meaning set forth in the preamble.

         "Heartland Entities" means Heartland Industrial Partners, L.P., Heartland Industrial Partners (FF), L.P., Heartland Industrial Partners (E1), L.P., Heartland Industrial Partners (K1), L.P., Heartland Industrial Partners
(C1), L.P. and Permitted Transferees under clause (ii)(a) or (b) of the definition of Permitted Transferees of any of the foregoing.

         "Institutional Stockholder means any Stockholder that is not a natural person (other than Sponsor).

         "Investor Directors" has the meaning set forth in Section 6.3.

         "Investor Selling Stockholder" has the meaning set forth in Section 3.1(f).

         "Investor Stockholders" means each Investor and any Permitted Transferee thereof to whom Shares are transferred in accordance with Section 2.2 of this Agreement, and the term "Investor Stockholder" shall mean any such person.

         "Investors" has the meaning set forth in the preamble to this Agreement.

         "Involuntary Transfer" means any transfer, proceeding or action by or in which a Stockholder shall be deprived or divested of any right, title or interest in or to any of the Shares, including, without limitation, (i) any seizure under levy of attachment or execution, (ii) any transfer in connection with bankruptcy (whether pursuant to the filing of a voluntary or an involuntary petition under the United States Bankruptcy Code of 1978, or any modifications or revisions thereto) or other court proceeding to a debtor in possession, trustee in bankruptcy or receiver or other officer or agency, (iii) any transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property and (iv) any transfer pursuant to a divorce or separation agreement or a final decree of a court in a divorce action.

         "Involuntary Transferee" has the meaning set forth in Section 3.2(a).

         "IT Rightholder" has the meaning set forth in Section 3.2(a).

         "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences).

         "Major Stockholders" means the Original Stockholders and any Permitted Transferee or Partner Transferee thereof to whom Shares are transferred in accordance with Section 2.2 of this Agreement, and the term "Major Stockholder" shall mean any such Person.

         "New Issuance Notice" has the meaning set forth in Section 3.3(d).

         "New Securities" has the meaning set forth in Section 3.3.(d).

         "Offer Price" has the meaning set forth in Section 3.1(a).

         "Offered Securities" has the meaning set forth in Section 3.1(a).

         "Offering Notice" has the meaning set forth in Section 3.1(a).

         "Offering Stockholders" has the meaning set forth in the preamble.

         "Original Stockholders" has the meaning set forth in the preamble.

         "Partner Transferee" has the meaning set forth in Section 2.2.

         "Partner Transferor" has the meaning set forth in Section 2.2.

         "Permitted Transferee" means:

         (i) with respect to any Stockholder who is a natural person, (1) the spouse (or another individual designated in writing by a Stockholder who has no spouse), parent or any lineal descendant (including by adoption and stepchildren) of such Stockholder, (2) any trust of which such Stockholder is the trustee and which is established solely for the benefit of any of the foregoing individuals, (3) any charitable foundation selected by such Stockholder, or (4) any partnership, all of the general partner(s) and limited partner(s) (if any) of which are one or more Persons identified in this clause
(i), provided that, in the case of clause (1), (2), (3) or (4), such Person executes a Transfer Agreement;

         (ii) with respect to Sponsor, (a) any Person which is an Affiliate of Sponsor on the date hereof, (b) any controlled Affiliate of Sponsor, (c) any investor in Sponsor in connection with a pro rata distribution of shares of Common Stock to all investors in Sponsor at the time of the expiration or termination of the fund or any Affiliate of such investor, or (d)(1) any Person to whom Sponsor transfers any of its Shares within a year of the date hereof; or
(2) any partner or member of any investment fund of Sponsor to whom the Sponsor transfers any of its Shares after the first anniversary hereof for a price of $5.00 or less per Share (equitably adjusted for stock splits, stock combinations and similar events) plus an amount payable to reflect any retention by Sponsor or its Affiliates of liability to make payments under the Profit Participation Agreement; provided that, in the case of clauses (d)(1) and (d)(2), immediately after such transfer, the Sponsor will own at least 50% of the Shares owned by the Sponsor on the date hereof after giving effect to the transactions contemplated by the Stock Purchase Agreements; provided that, in the case of clause (a), (b), (c) or (d) any such transferee executes a Transfer Agreement;

         (iii) with respect to any Institutional Stockholder, (a) any Affiliate of such Institutional Stockholder, (b) any investor of such Institutional Stockholder that is an investment fund in connection with a pro rata distribution of shares of Common Stock to all investors (a "Stockholder Investor" or collectively "Stockholder Investors") in such

Institutional Stockholder at the time of the expiration or termination of the fund, or (c) any Person acquiring all or substantially all of the investment portfolio of such Institutional Stockholder provided, that, in the case of clause (a), (b) or (c), all such investors execute a Transfer Agreement; and

         (iv) with respect to any Stockholder, any institutional lender to which such Stockholder pledges or grants a security interest in shares of Common Stock in a bona fide transaction effected in good faith provided that (a) such pledgee executes a Transfer Agreement and (b) prior to any subsequent foreclosure or sale of such shares or any transfer resulting from such foreclosure is effected, the provisions of Article III must be satisfied.

         "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

         "Profit Participation Agreement" means the Profit Participation Interest Agreement, dated the date hereof, any Heartland, Blackstone, Wasserstein and the Company.

         "Proportionate Percentage" has the meaning set forth in Section 3.3(d).

         "Proposed Price" has the meaning set forth in Section 3.3(d).

         "Qualified Investor" means an Investor designated by Heartland who (x), together with its Affiliates, at or prior to any date of determination, has made an aggregate cash investment in Common Stock of the Company equal to at least $25.0 million (based upon the original cost of such investment) or (y) owns, together with its Direct Permitted Transferees, at least 10% or more of the outstanding shares of Common Stock of the Company at the date of determination.

         "Registration Rights Agreement" has the meaning set forth in the preamble.

         "Rightholder(s)" has the meaning set forth in Section 3.1(b).

         "Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

         "Selling Stockholder" has the meaning set forth in Section 3.1(a).

         "Shares" means, with respect to each Stockholder, all shares, whether now owned or hereafter acquired, of Common Stock of the Company and the Convertible Preferred Shares (with the amount thereof calculated on an as-converted basis, if applicable) and any other Common Stock Equivalents owned thereby; provided, however, for the purposes of any computation of the number of Shares pursuant to

Sections 2, 3, 7 and 10.3, all outstanding Common Stock Equivalents shall be deemed converted, exercised or exchanged as applicable and the shares of Common Stock issuable upon such conversion, exercise or exchange shall be deemed outstanding, whether or not such conversion, exercise or exchange has actually been effected.

         "Sponsor" means collectively the Heartland Entities or Heartland Industrial Partners, L.P. acting on behalf of the other Heartland Entities.

         "Stock Issuance Rightholder" has the meaning set forth in Section
3.3(d).

         "Stock Purchase Agreements" has the meaning set forth in the recitals to this Agreement.

         "Stockholders" means the Investor Stockholders, the Major Stockholders and any transferee thereof who has agreed to be bound by the terms and conditions of this Agreement in accordance with Section 2.4.

         "Stockholders Meeting" has the meaning set forth in Section 6.1.

         "Stockholder Option Period" has the meaning set forth in Section
3.1(b).

         "Tag-Along Rightholder" has the meaning set forth in Section 3.1(f).

         "Third Party Purchaser" has the meaning set forth in Section 3.1(a).

         "transfer" has the meaning set forth in Section 2.1.

         "Transferred Shares" has the meaning set forth in Section 3.2(a).

         "Wasserstein" has the meaning set forth in the preamble.

         "Wasserstein Director" has the meaning set forth in Section 6.3.

         "Written Consent" has the meaning set forth in Section 6.1.

         1.2 Termination. The Company, C&A Group, Blackstone Capital Partners, L.P. and Wasserstein Perella Partners, L.P. hereby terminate the Original Stockholders Agreement and all the rights and obligations of each of the parties thereto. Blackstone Capital Partners, L.P. and Wasserstein Perella Partners, L.P. hereby terminate the Voting Agreement, dated June 29, 1994, between them and each hereby represents that the existing monitoring agreements between their respective Affiliates and the Company have been terminated as of the date hereof and that it and its Affiliates are not party to any other agreement with the Company or any of its subsidiaries other than this Agreement, the Original Stockholders Purchase Agreement, the Profit Participation Agreement, and the Registration Rights Agreement.

                                   ARTICLE II

                                    TRANSFER.

         2.1 Limitation on Transfer. No Stockholder shall directly or indirectly sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, subject to a Lien or otherwise dispose of (whether by operation of law or otherwise) (each a "transfer") any Shares or any right, title or interest therein or thereto, except (1) pursuant to (a) Sections 2.2, 2.3, 2.4, 3.1, 3.2 or 3.4 of this Agreement, (b) market sales in compliance with Rule 144 under the Securities Act, (c) a registration statement filed under the Securities Act or
(d) a transaction in which all stockholders of the Company have a right to transfer their shares on a pro rata basis and (2) otherwise in compliance with this Agreement. Transfers referred to in clauses (1)(b), (c) and (d) are "Exempt Transfers." Any attempt to transfer any Shares or any rights thereunder in violation of the preceding sentence shall be null and void ab initio.

         2.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, but subject to Sections 2.3 and 2.4, at any time,
(a) each Stockholder may transfer all or a portion of its Shares to any of its Permitted Transferees, and (b) each Major Stockholder (each in such capacity, a "Partner Transferor") may Transfer any Common Stock held by it, in whole or in part, to its or its successor's members, limited partners or general partners (a "Partner Transferee").

         2.3 Permitted Transfer Procedures. If any Stockholder wishes to transfer Shares to a Permitted Transferee or Partner Transferee under Section 2.2, such Stockholder shall give notice to the Company of its intention to make such a transfer not less than five (5) days prior to effecting such transfer, which notice shall state the name and address of each Permitted Transferee or Partner Transferee to whom such transfer is proposed, the relationship of such Permitted Transferee or Partner Transferee to such Stockholder, and the number of Shares proposed to be transferred to such Permitted Transferee or Partner Transferee.

         2.4      Transfers in Compliance with Law; Substitution of Transferee.

                  (a) Notwithstanding any other provision of this Agreement, no transfer may be made pursuant to this Section 2 or Section 3 (except in an Exempt Transfer in the case of the following clauses (a) and (b)) unless (a) if (1) to a Permitted Transferee or Partner Transferee or (2) in a transfer by any person other than a Major Stockholder, the transferee executes, prior to such transfer, a Transfer Agreement substantially in the form attached hereto as Exhibit A, which shall cause such transferee to be bound by the obligations of this Agreement, (b) the transfer complies in all respects with the applicable provisions of this Agreement and (c) the transfer complies in all respects with applicable federal and state securities laws, including, without limitation, the Securities Act. If requested by the Company, an opinion of counsel to such transferring Stockholder shall be supplied to the Company, at such transferring Stockholder's expense, to the effect that such transfer complies with the applicable federal and state securities laws. Upon becoming a party to this Agreement, (i) the

Permitted Transferee or Partner Transferee of a Major Stockholder shall be substituted for and deemed to be, and shall enjoy the same rights and be subject to the same obligations as, the transferring Major Stockholder hereunder with respect to the Shares transferred to such Permitted Transferee or Partner Transferee, subject to the limitations of any voting proxy granted pursuant to
Section 2.4(b) and (ii) the transferee shall be substituted for and deemed to be, and shall enjoy the same rights and be subject to the same obligations as, an Investor Stockholder hereunder with respect to the Shares transferred to such transferee, subject to the limitation of any voting proxy granted pursuant to
Section 2.4(b).

                  (b) Each Partner Transferee shall execute prior to a transfer by a Partner Transferor an irrevocable proxy granting to Blackstone or Wasserstein or their respective Affiliates all voting rights with respect to the Common Stock so transferred.

                                  ARTICLE III

     RIGHT OF FIRST REFUSAL; TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS; AFFILIATE
                           TRANSACTIONS; ENCUMBRANCE.

         3.1      Proposed Voluntary Transfers.

                  (a) Offering Notice. Subject to Sections 2.2, 2.3, 2.4 and 3.1(h), if any Stockholder other than a Heartland Entity (a "Selling Stockholder") wishes to transfer all or any portion of its Shares to any Person (other than to its Permitted Transferee or in the case of a Major Stockholder, to its Partner Transferee) (a "Third Party Purchaser") and such Selling Stockholder wants to make any offer or has received a bona fide offer to purchase such Shares from a Third Party Purchaser, such Selling Stockholder shall then offer to sell such Shares by sending written notice (an "Offering Notice") to each Investor Stockholder and the Company, which shall state (i) the number of Shares proposed to be transferred (the "Offered Securities"); (ii) the proposed purchase price per Share proposed by the Selling Stockholder or offered by the Third Party Purchaser for the Offered Securities (the "Offer Price"); and
(iii) the terms and conditions of such sale. Upon delivery of the Offering Notice, such offer shall be irrevocable unless and until the rights of first refusal provided for herein shall have been waived or shall have expired.

                  (b)      Stockholder Option; Exercise.

                           (i) For a period of ten (10) Business Days after the giving of the Offering Notice pursuant to Section 3.1(a) (the "Stockholder Option Period"), each of the Investor Stockholders (for the purpose of Section 3.1, each, a "Rightholder" and collectively, the "Rightholders") shall have the right to purchase the Offered Securities at a purchase price equal to the Offer Price and upon the terms and conditions set forth in the Offering Notice. Each Rightholder shall have the right to purchase that percentage of the Offered Securities determined by dividing (A) the total number of Shares then owned by such Rightholder by (B) the total number of Shares then owned by all such

         Rightholders. If the consideration consists wholly or in material part of consideration other than cash or marketable securities and the Rightholder or the Company would be willing to exercise its rights hereunder based upon the value ascribed to such consideration by the Selling Stockholders, the Company, Heartland or any Selling Stockholder may require that a determination of Fair Value be made in the same manner as would apply to a determination of Fair Value under Section 3.2(b) (with Heartland substituted for IT Rightholders and the Selling Stockholders requesting such an appraisal substituted for the Involuntary Transferee), and in such event, all time periods under this
         Section 3.1(a) through 3.1(e) shall be tolled pending the determination of Fair Value. If any Rightholder does not fully subscribe for the number or amount of Offered Securities it or he is entitled to purchase, then each other fully participating Rightholder shall have the right to purchase that percentage of the Offered Securities not so subscribed for (for the purposes of this Section 3.1(b), the "Excess Offered Securities") determined by dividing (x) the total number of Shares then owned by such fully participating Rightholder by (y) the total number of Shares then owned by all fully participating Rightholders. The calculation described in the preceding sentence shall be made in successive proration calculations until there are no remaining Excess Offered Securities or there is no remaining Rightholder who indicated a willingness in the notice referred to in
         Section 3.1(b)(ii) to subscribe for additional shares.

                           (ii) The right of each Rightholder to purchase the Offered Securities under subsection (i) above shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the Stockholder Option Period, to the Selling Stockholder with a copy to the Company. Each such notice shall state (a) the number of Shares held by such Rightholder, (b) the number of Shares that such Rightholder is willing to purchase pursuant to this Section 3.1(b), including the number of Excess Offered Shares, if any, such Rightholder shall wish to purchase. The giving of such notice shall constitute a binding obligation to purchase the number of Shares elected in accordance with Section 3.1(d). The failure of a Rightholder to respond within the Stockholder Option Period to the Selling Stockholder shall be deemed to be a waiver of such Rightholder's rights under subsection
         (i) above, provided that each Rightholder may waive its rights under subsection (i) above prior to the expiration of the Stockholder Option Period by giving written notice to the Selling Stockholder, with a copy to the Company.

                  (c) Company Option; Exercise. If the Rightholders do not elect to purchase all of the Offered Securities, then on the Business Day next following the earlier to occur of (A) the expiration of the Stockholder Option Period and (B) the date upon which the Company shall have received written notice from each of the Rightholders of its exercise of its right pursuant to
Section 3.1(b) or its waiver thereof (the "Company Option Period"), the Company shall have the right (the "Company Option") but not the obligation to purchase any remaining Offered Securities at a purchase price equal to the Offer Price and upon the terms and conditions set forth in the Offering Notice. The right of the Company to purchase any of the Offered Securities under this Section 3.1(c) shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the Company Option Period, to the Selling Stockholder. The failure of the Company to respond within the Company Option Period to the Selling Stockholder shall be deemed to be a waiver of the Company Option, provided that the Company may waive its rights under this
Section 3.1(c) prior to the expiration of the Company Option Period by giving written notice to the Selling Stockholder. If the Company and/or the Rightholders do not purchase all of the Offered Securities pursuant to Section 3.1(b) and/or Section 3.1(c), then the Selling Stockholder may, subject to
Section 3.1(f), sell the remaining Offered Securities to a Third Party Purchaser in accordance with Section 3.1(e).

                  (d) Closing. The closing of the purchases of Offered Securities subscribed for by the Rightholders under Section 3.1(b) and/or the Company under Section 3.1(c) shall be held at the executive office of the Company at 11:00 a.m., local time, on the fifteenth Business Day after the giving of the Offering Notice pursuant to Section 3.1(a) or at such other time and place as the parties to the transaction may agree. At such closing, the Selling Stockholder shall deliver certificates representing the Offered Securities, duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, and such Offered Securities shall be free and clear of any Liens (other than those arising hereunder and those attributable to actions by the purchasers thereof) and the Selling Stockholder shall so represent and warrant, and shall further represent and warrant that it is the sole beneficial and record owner of such Offered Securities. The Company and/or each Rightholder, as the case may be, purchasing Offered Securities shall deliver at the closing payment in full for the Offered Securities purchased by it or him. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

                  (e) Sale to a Third Party Purchaser. Unless the Company and/or the Rightholders elect to purchase all the Offered Securities under Sections 3.1(b) and 3.1(c), the Selling Stockholder may, subject to Section 3.1(f), sell any remaining Offered Securities to a Third Party Purchaser at a price not less than the price set forth in the Offering Notice and otherwise on terms and conditions not materially more favorable to the Third Party Purchaser than those set forth in the Offering Notice; provided, however, that such sale is bona fide and made pursuant to a contract within thirty (30) days after the earlier to occur of (i) the exercise or waiver by the Company and all of the Rightholders of their options to purchase the Offered Securities and (ii) the expiration of the Company Option Period (the "Contract Date"); and provided further, that such sale shall not be consummated unless and until (x) such Third Party Purchaser shall represent in writing to the Company and each Rightholder that it is aware of the rights of the Company and the Stockholders contained in this Agreement and (y) prior to the purchase by such Third Party Purchaser of any of such Offered Securities such Third Party Purchaser shall become a party to this Agreement and shall agree to be bound by the terms and conditions hereof in accordance with Section 2.4. If such sale is not consummated within thirty
(30) days after the Contract Date for any reason, then the restrictions provided for herein shall again become effective, and no transfer of such Offered Securities may be made thereafter by the Selling Stockholder without again offering the same to the Company and the Rightholders in accordance with this
Section 3.1.

                  (f)      Tag-Along Rights.

                           (i) If an Investor (an "Investor Selling Stockholder") wishes to transfer Shares to a Third Party Purchaser, the Company or any of its subsidiaries other than in an Exempt Transfer, then each other Stockholder (each, a "Tag-Along Rightholder") shall have the right to sell to such Third Party Purchaser, the Company, or any of its subsidiaries, upon the terms set forth in the Offering Notice, that number of Shares held by such Tag-Along Rightholder equal to that percentage of the Offered Securities determined by dividing (A) the total number of Shares then owned by such Tag-Along Rightholder by
         (B) the sum of (x) the total number of Shares then owned by all such Tag-Along Rightholders with respect to which Tag-Along Rightholders are exercising their rights pursuant to this Section 3.1(f) and (y) the total number of Shares then owned by the Investor Selling Stockholder. The Investor Selling Stockholder and the Tag-Along Rightholder(s) exercising their rights pursuant to this Section 3.1(f) shall effect the sale of the Offered Securities and such Tag-Along Rightholder(s) shall sell the number of Offered Securities required to be sold by such Tag-Along Rightholder(s) pursuant to this Section 3.1(f)(i), and the number of Offered Securities to be sold to such Third Party Purchaser, the Company or any of its subsidiaries by the Investor Selling Stockholder shall be reduced accordingly.

                           (ii) The Investor Selling Stockholder shall give notice to each Tag-Along Rightholder of each proposed sale by it of Offered Securities which gives rise to the rights of the Tag-Along Rightholders set forth in this Section 3.1(f) at least ten (10) Business Days prior to the proposed consummation of such sale, setting forth the name of such Investor Selling Stockholder, the number of Offered Securities, the name and address of the proposed Third Party Purchaser, the Company or its subsidiaries, as applicable, the proposed amount and form of consideration and terms and conditions of payment offered by or to such Third Party Purchaser, the Company or its subsidiary, as applicable, the percentage of Shares that such Tag-Along Rightholder may sell to such Third Party Purchaser, the Company or its subsidiary, as applicable, (determined in accordance with Section 3.1(f)(i)), and a representation that such Third Party Purchaser, the Company or its subsidiary has been informed of the "tag-along" rights provided for in this Section 3.1(f) and has agreed to purchase Shares in accordance with the terms hereof. The tag-along rights provided by this Section 3.1(f) must be exercised by any Tag-Along Rightholder wishing to sell its Shares within ten (10) days following receipt of the notice required by the preceding sentence by delivery of a written notice to the Investor Selling Stockholder indicating such Tag-Along Rightholder's wish to exercise its rights and specifying the number of Shares (up to the maximum number of Shares owned by such Tag-Along Rightholder required to be purchased by such Third Party Purchaser)it wishes to sell, provided that any Tag-Along Rightholder may waive its rights under this Section 3.1(f) prior to the expiration of such 10-day period by giving written notice to the Investor Selling Stockholder, with a copy to the Company. The failure of a Tag-Along Rightholder to respond within such 10-day period shall be deemed to be a waiver of such Tag-Along Rightholder's rights under this Section 3.1(f). If a Third Party Purchaser, the Company or its subsidiary, as applicable, fails to purchase Shares from any Tag-Along Rightholder that has properly exercised its tag-along rights pursuant to this Section 3.1(f)(ii), then the Investor Selling Stockholder shall not be permitted to consummate the proposed sale of the Offered Securities, and any such attempted sale shall be null and void ab initio.

                  (g) Drag-Along Rights. For so long as Heartland is entitled to the right to designate directors as set forth in Section 6.3, in the event that one or more of the Heartland Entities (the "Drag-Along Rightholders") receive a bona fide offer from a Third Party Purchaser to purchase (including a purchase by merger) all of the Shares held by the Investor Stockholders or all or a substantial portion of the consolidated assets of the Company, the Drag-Along Rightholders may send written notice (the "Drag-Along Notice") to the Company and the other Stockholders (the "Drag-Along Sellers") notifying them they will be required to sell all (but not less than all) of their Shares in such sale (or, in the case of a merger or asset sale, vote in favor of such sale). Upon receipt of a Drag-Along Notice, each Drag-Along Seller receiving such notice shall be obligated to (i) sell all of its Shares in the transaction (including a sale by merger or asset sale) contemplated by the Drag-Along Notice for the same consideration per share and otherwise on the same terms and conditions as the Drag-Along Rightholders (including payment of its pro rata share of all costs associated with such transaction); if, but only if, the Drag-Along Seller shall receive cash and/or other freely tradable consideration having a fair market value of at least $11 per Share, adjusted for stock splits, stock dividends, reclassifications and other recapitalizations and (ii) otherwise take all necessary action in its capacity as a stockholder to cause the consummation of such transaction, including voting its Shares in favor of such transaction and not exercising any appraisal rights in connection therewith. The obligations of the Drag-Along Sellers in respect of a Transaction under this Section 3.1(g) are subject to the satisfaction of the following conditions: (i) upon the consummation of the Transaction, each Drag-Along Seller shall have the right to receive cash and/or other consideration having a fair market value of at least $11 per Share (adjusted for stock splits, stock dividends, reclassifications and recapitalizations) in the same form and amount per share of consideration paid to Drag-Along Rightholders in such transaction or any other transaction related thereto (such as a payment for consulting or management services or non-compete payments); (ii) if any Drag-Along Seller is given an option as to the form and amount of consideration to be received, each other Drag-Along Seller will be given the same option with respect to its applicable Pro Rata Share; and (iii) no Drag-Along Seller shall be obligated under the terms of any agreement respecting any transaction subject to this
Section 3.1(g) to indemnify any person in an amount greater than the proceeds to be received by such Drag-Along Seller in such transaction.

                  (h) Notwithstanding anything to the contrary contained in this Agreement, the following transfers will not be subject to the provisions of
Section 2.4 or

Sections 3.1(a) through (e): a transfer of any Shares pursuant to Rule 144 or a transfer pursuant to a registration statement filed under the Securities Act.

         3.2      Involuntary Transfers.

                  (a) Rights of First Offer upon Involuntary Transfer. If an Involuntary Transfer of any Shares (the "Transferred Shares") owned by any Stockholder shall occur, then the Company and the Investor Stockholders (unless such Stockholder is the Stockholder transferring the Transferred Shares) (for the purpose of Section 3.2, each, a "IT Rightholder" and collectively, the "IT Rightholders") shall have the same rights as specified in Sections 3.1(a), 3.1(b) and 3.1(c), respectively, with respect to such Transferred Shares as if the Involuntary Transfer had been a proposed voluntary transfer by a Selling Stockholder and shall be governed by Section 3.1 except that (i) the time periods shall run from the date of agreement as to the purchase price applicable to such Involuntary Transfer with written determination of Fair Value in accordance with Section 3.2(b), (ii) such rights shall be exercised by notice to the transferee of such Transferred Shares (the "Involuntary Transferee") rather than to the Stockholder who suffered or will suffer the Involuntary Transfer and
(iii) the purchase price per Transferred Share shall be agreed upon by the Involuntary Transferee and the Company and/or the purchasing IT Rightholders purchasing a majority of the Transferred Shares, as the case may be; provided, however, that if such parties fail to agree as to such purchase price, the purchase price shall be the Fair Value thereof as determined in accordance with
Section 3.2(b).

                  (b) Fair Value. If the parties fail to agree upon the purchase price of the Transferred Shares in accordance with Section 3.2(a) hereof, then the Company or the IT Rightholders, as the case may be, shall purchase the Transferred Shares at a purchase price equal to the Fair Value thereof. The Fair Value of the Transferred Shares shall be determined by a nationally recognized investment banking firm or nationally recognized expert experienced in the valuation of corporations engaged in the business conducted by the Company. Within five (5) Business Days after the date the applicable parties determine that they cannot agree as to the purchase price, the Involuntary Transferee and the Board of Directors (in the case of a purchase by the Company), or the purchasing IT Rightholders purchasing a majority of the Transferred Shares being purchased by the purchasing IT Rightholders (if the Company is not purchasing any Transferred Shares), or the Board of Directors and such purchasing IT Rightholders jointly (in the case of a purchase by the Company and IT Rightholders), as the case may be, shall designate one such appraiser that is willing and able to conduct such determination. If either the Involuntary Transferee or the Board of Directors or the purchasing IT Rightholders or both, or all, as the case may be, fails to make such designation within such period, then any other party may apply to the American Arbitration Association or a court of appropriate jurisdiction for the appointment of such an appraiser. The appraiser shall conduct its determination as promptly as practicable, and the Fair Value of the Transferred Shares shall be determined by such appraiser. Such determination shall be final and binding on the Involuntary Transferee, the Company and the Rightholders. The Involuntary Transferee shall be responsible for one-half the fees and expenses of the appraiser designated by or on behalf of it, and the Company and/or the purchasing IT Rightholders in proportion to the ratio in which they are purchasing Transferred Shares shall be responsible for one-half of the fees and expenses of the appraiser. For purposes of this Section 3.2(b), the "Fair Value" of the Transferred Shares means the fair market value of such Transferred Shares determined in accordance with this Section 3.2(b) based upon all considerations that the appraiser determine to be relevant.

                  (c)      Closing. The closing of any purchase under this
Section 3.2 shall be held at the executive office of the Company at 11:00 a.m., local time, on the earlier to occur of (a) the fifth Business Day after the purchase price per Transferred Share shall have been agreed upon by the Involuntary Transferee and the Company or the purchasing IT Rightholders, as the case may be, in accordance with Section 3.2(a)(iii), or (b) the fifth Business Day after the determination of the Fair Value of the Transferred Shares in accordance with Section 3.2(b), or at such other time and place as the parties to the transaction may agree. At such closing, the Involuntary Transferee shall deliver certificates, if applicable, or other instruments or documents representing the Transferred Shares being purchased under this Section 3.2, duly endorsed with a signature guarantee for transfer and accompanied by all requisite transfer taxes, if any, and such Transferred Shares shall be free and clear of any Liens (other than those arising hereunder) arising through the action or inaction of the Involuntary Transferee and the Involuntary Transferee shall so represent and warrant, and further represent and warrant that it is the beneficial owner of such Transferred Shares. The Company or each Rightholder, as the case may be, purchasing such Transferred Shares shall deliver at closing payment in full in immediately available funds for such Transferred Shares. At such closing, all parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

                  (d)      General. In the event that the provisions of this
Section 3.2 shall be held to be unenforceable with respect to any particular Involuntary Transfer, the Company and the IT Rightholders shall have the rights specified in Sections 3.1(b) and 3.1(c), respectively, with respect to any transfer by an Involuntary Transferee of such Shares, and each IT Rightholder agrees that any Involuntary Transfer shall be subject to such rights, in which case the Involuntary Transferee shall be deemed to be the Selling Stockholder for purposes of Section 3.1 of this Agreement and shall be bound by the provisions of Section 3.1 and other related provisions of this Agreement.

         3.3      Certain Transactions.

                  (a) Without the consent of (1) Blackstone and Wasserstein for so long as Sponsor directly or indirectly beneficially owns fifty (50%) percent or more of the outstanding shares of Common Stock of the Company and (2) the members of the Board of Directors of the Company that are disinterested with respect to the applicable matter and not designated for election by Heartland Industrial Partners, L.P. (the "Disinterested Members"), for so long as Sponsor directly or indirectly owns 25% or more of the Shares (equitably adjusted for stock splits, stocks combinations and similar events) that it beneficially owns on the date hereof after giving effect to the transactions contemplated by the Stock Purchase Agreements, the Company and its subsidiaries will not enter into any transaction or series of related transactions with Sponsor or any of its Affiliates involving payments or other consideration in excess of $500,000; provided no such consent shall be required from Blackstone or Wasserstein for any transaction that has been approved by a majority of the directors of the Company who were not designated for election by Heartland Industrial Partners, L.P. The foregoing restrictions will not apply to: (i) the payments to Sponsor described in paragraph (b) below; (ii) from and after the first anniversary hereof, the payment to Sponsor of advisory fees in connection with acquisitions or divestiture by the Company or any of its subsidiaries in an amount not exceeding 1% of the enterprise value thereof and out-of-pocket expense reimbursement in connection therewith; (iii) reimbursement of out-of-pocket fees and expenses by Sponsor in connection with the Transactions;
(iv) transactions involving the sale, purchase or lease of goods or services in the ordinary course of business and on an arm's-length basis between or among the Company or any of its subsidiaries and portfolio companies of Sponsor in an amount involving not more than $1,250,000 in any transaction or series of related transactions; (v) transactions between or among the Company or any of its subsidiaries; (vi) issuances of securities in any rights offering made to all stockholders of the Company; (vii) issuances of up to an aggregate of $25 million in value of Common Stock at fair market value in compliance with Section 3.3(d) if applicable; (viii) issuances of securities under the circumstances contemplated by clauses (i), (ii)(x) and (iv) of Section 3.3(d); (ix) the Company's entering into a Monitoring Fee Arrangement pursuant to which Heartland will receive an annual monitoring fee of $4 million from the Company, payable quarterly in advance; and (x) the Company's paying Heartland a transaction fee not to exceed $12.0 million upon the closing of the Transaction. Heartland shall not cause or permit the Company to take any action in contravention of Section 3.3(a).

                  (b)      [Intentionally omitted]

                  (c) Without the prior written consent of Blackstone and Wasserstein, the Investors shall not cause or permit the Company to effect any transaction:

                           (i) which is a "Rule 13e-3 transaction," as defined in Rule 13e-3(a)(3) of the Exchange Act as in effect on the date hereof, unless such transaction is a transaction in which the Major Stockholders and the Investor Stockholders are entitled to receive the same form and amount per Share of consideration in such transaction or any other transaction related thereto (such as a payment for consulting or management services or non-compete payments but disregarding the effect of the Profit Participation Agreement); or

                           (ii) which requires or permits any holder of Common Stock to exchange or sell any of such shares for an amount in cash and/or other consideration having a fair market value of less than $5.00 per share (as adjusted for stock splits, stock dividends, reclassifications and recapitalizations), except that this Section 3.3(c)(ii) shall not restrict the Company from engaging in open market purchase programs consistent with past practice; or

                           (iii) which causes the company to cease being required to file periodic reports under Section 13(a) of the Exchange Act, except as otherwise permitted by Section 3.3(c)(i).

                  (d)      Except for (i) a subdivision of the
outstanding shares of Common Stock into a larger number of shares of Common Stock, including by way of stock split or stock dividend, (ii) capital stock issued upon exercise, conversion or exchange of any Common Stock Equivalent either (x) previously issued or (y) issued in accordance with the terms of this
Section 3.3(d) or pursuant to the Stock Purchase Agreements, (iii) pursuant to an effective registration statement filed under the Securities Act of 1933 , or
(iv) issuance of capital stock to all holders of Common Stock on a pro rata basis (each, an "Exempt Issuance"), Sponsor shall not acquire from the Company or any of its subsidiaries any capital stock or any other securities convertible into or exchangeable for capital stock of the Company or its subsidiaries (collectively, "New Securities") unless Sponsor shall offer each of the Investor Stockholders and the Major Stockholders (each, a "Stock Issuance Rightholder" and collectively, the "Stock Issuance Rightholders") an opportunity to participate therein on a pro rata basis in the manner set forth in this Section 3.3(d) by sending a written notice (the "New Issuance Notice") to the Stock Issuance Rightholders, which New Issuance Notice shall state (x) the number of New Securities proposed to be issued and (y) the proposed purchase price per security of the New Securities (the "Proposed Price"). Upon delivery of the New Issuance Notice, such offer shall be irrevocable unless and until the rights provided for in this Section 3.3(d) shall have been waived or shall have expired. For a period of twenty (20) days after the giving of the New Issuance Notice, each of the Stock Issuance Rightholders shall have the right to purchase its Proportionate Percentage (as hereinafter defined) of the New Securities, at a purchase price equal to the Proposed Price and upon the same terms and conditions set forth in the New Issuance Notice. Each such Stock Issuance Rightholder shall have the right to purchase that percentage of the New Securities determined pro rata based on the number of Shares then owned by the Investor Stockholders and the Major Stockholders that were acquired in purchases directly from the Company or any subsidiary of the Company, whether pursuant to the Stock Purchase Agreements or in issuances made in compliance with this
Section 3.3(d) or otherwise, as applicable. The right of each Stock Issuance Rightholder to purchase the New Securities shall be exercisable by delivering written notice of the exercise thereof prior to the expiration of the 20-day period referred to above to the Sponsor, which notice shall state the amount of New Securities that such Stock Issuance Rightholder elects to purchase pursuant to this Section 3.3(d). The failure of a Stock Issuance Rightholder to respond within such 20-day period shall be deemed to be a waiver of such Stock Issuance Rightholder's rights under this Section 3.3(d), provided that each Stock Issuance Rightholder may waive its rights under Section 3.3(d) prior to the expiration of such 20-day period by giving written notice to the Company. Where reasonably possible, the Sponsor shall give the New Issuance Notice at least 20 days prior to the issuance of capital stock to the Sponsor, but in any event, such notice shall be given not later than five (5) days following any such issuance.

                  (e) Notwithstanding anything to the contrary in this Agreement, each of Blackstone (together with its Permitted Transferees and Partner

Transferees) and Wasserstein (together with its Permitted Transferees and Partner Transferees) shall cease having the rights granted under Section 3.3 if Blackstone or Wasserstein, as applicable, together with its Permitted Transferees and Partner Transferees, no longer holds at least 25% of the Shares (equitably adjusted for stock splits, stock combinations and similar events) held by Blackstone or Wasserstein, as applicable, on the date hereof after giving effect to the transactions effected pursuant to the Original Stockholders Stock Purchase Agreement.

         3.4 Prohibition on Encumbrance. No Stockholder shall pledge, hypothecate, grant a security interest in or subject to a Lien any of the shares of Common Stock held by it; provided, however, that a Stockholder may pledge, hypothecate, grant a security interest in or subject to a Lien such shares to a lender if such lender agrees in writing to be bound by the terms of this Agreement (and acknowledges that it shall not receive any of the rights granted to Stockholders under this Agreement) and such lender is not granted any voting rights with respect to Common Stock prior to foreclosure.

                                   ARTICLE IV

                            [Intentionally Omitted.]


                                   ARTICLE V

                AFTER-ACQUIRED SECURITIES; AGREEMENT TO BE BOUND.

         5.1 After-Acquired Securities. Except as otherwise provided herein, all of the provisions of this Agreement shall apply to all of the Shares and Common Stock Equivalents now owned or which may be issued or transferred hereafter to a Stockholder in consequence of any additional issuance, purchase, exchange or reclassification of any of such Shares or Common Stock Equivalents, corporate reorganization, or any other form of recapitalization, consolidation, merger, share split or share dividend, or which are acquired by a Stockholder in any other manner.

         5.2 Beneficial Ownership. In making calculations under this Agreement, no Shares or Common Stock Equivalents owned by any Stockholder shall be deemed to be beneficially owned by any other Stockholder solely because of this Agreement and the transactions contemplated hereby.

                                   ARTICLE VI

                              CORPORATE GOVERNANCE.

         6.1 General. From and after the execution of this Agreement, each Stockholder shall vote its Shares at any regular or special meeting of stockholders of the Company (a "Stockholders Meeting") or in any written consent executed in lieu of such a meeting of stockholders (a "Written Consent"), and shall take all other actions necessary, to give effect to the provisions of this Agreement (including, without limitation,

Section 6.3 hereof) and to ensure that the Charter Documents do not, at any time hereafter, conflict in any respect with the provisions of this Agreement. In addition, each Stockholder shall vote his, her or its Shares at any Stockholders Meeting or act by Written Consent with respect to such Shares, upon any matter submitted for action by the Company's stockholders or with respect to which such Stockholder may vote or act by Written Consent, in conformity with the specific terms and provisions of this Agreement and the Charter Documents.

         6.2 Stockholder Actions. In order to effectuate the provisions of this Section 6, each Stockholder (a) hereby agrees that when any action or vote is required to be taken by such Stockholder pursuant to this Agreement, such Stockholder shall use his, her or its reasonable best efforts to call, or cause the appropriate officers and directors of the Company to call, a Stockholders Meeting, or to execute or cause to be executed a Written Consent to effectuate such stockholder action, (b) shall use his, her or its reasonable best efforts to cause the Board of Directors to adopt, either at a meeting of the Board of Directors or by unanimous written consent of the Board of Directors, all the resolutions necessary to effectuate the provisions of this Agreement, and (c) shall use his, her or its reasonable best efforts to cause the Board of Directors to cause the Secretary of the Company, or if there be no secretary, such other officer of the Company as the Board of Directors may appoint to fulfill the duties of Secretary, not to record any vote or consent contrary to the terms of this Section 6.

         6.3      Election of Directors; Number and Composition.

                  (a) Each Stockholder shall vote its Shares at any Stockholders Meeting, or act by Written Consent with respect to such Shares, and take all other actions necessary to ensure that the number of directors constituting the entire Board of Directors shall be nine (9) prior to conversion of the Convertible Preferred Stock and thirteen after such conversion. Each Stockholder shall vote its Shares at any Stockholders Meeting called for the purpose of filling the positions on the Board of Directors, or in any Written Consent executed for such purpose, and take all other actions necessary to ensure the election to the Board of Directors of the following: four (4) individuals prior to conversion of the Convertible Preferred Stock and seven (7) individuals after such conversion designated by Heartland Industrial Partners, L.P. (collectively, the "Investor Directors" and each an "Investor Director"), so long as in each case the Heartland Entities continue to hold at least 25% of the Shares (subject to equitable adjustments for stock splits, stock combinations and similar events) which the Heartland Entities hold on the date hereof after giving effect to the transactions contemplated by the Stock Purchase Agreements; one (1) individual designated by Blackstone (the "Blackstone Director") as long as Blackstone and its direct or indirect Permitted Transferees continue to hold at least 25% of the Shares (subject to equitable adjustments for stock splits, stock combinations and similar events) which Blackstone holds on the date hereof after the transactions effected pursuant to the Stock Purchase Agreements; one (1) individual designated by Wasserstein (the "Wasserstein Director") as long as Wasserstein and its direct or indirect Permitted Transferees continue to hold at least 25% of the Shares (subject to equitable adjustments for stock splits, stock combinations and similar events) which Wasserstein holds on the date hereof after the transactions effected pursuant to the

Stock Purchase Agreements; two outside directors prior to conversion of the Convertible Preferred Stock and three outside directors within 60 days of the dates hereof but in any event after such conversion, in each case that satisfy the independent director requirements of any securities exchange upon which the Common Stock is then listed as in effect from time to time; and the person from time to time serving as the Company's chief executive officer.

                  (b) Each of Blackstone and Wasserstein agrees that if the Charter Amendment Effective Date (as defined in the Company Stock Purchase Agreement) has not occurred on or prior to the date that is 45 days after the date of this Agreement, it shall cause one of the two members of the Board of Directors designated by them (the "B/W Director") to resign and shall thereafter at all times prior to the Charter Amendment Effective Date vote its Shares at any Stockholders Meeting called for the purpose of filling the positions on the Board of Directors, or in any Written Consent executed for such purpose, and take all other actions necessary to ensure the election to the Board of Directors of five (5) individuals designated by Heartland Industrial Partners, L.P. After the Charter Amendment Effective Date, Blackstone and Wasserstein's rights under Section 6.3(a) shall be fully restored. At such time as this clause
(b) shall be in effect Blackstone and Wasserstein shall have the right to designate one Observer to the board who shall have the rights, and be subject to the restrictions, set forth in Section 6.7.

         6.4      Removal and Replacement of Director.

                  (a) Removal of Directors. If at any time the Investor Stockholders, Blackstone or Wasserstein notifies the other Stockholders of their or its wish to remove at any time and for any reason (or no reason) a director designated by them or it, then each Stockholder shall vote, or execute a Written Consent for, all of its Shares so as to remove such director.

                  (b)      Replacement of Directors.

                           (i) If at any time, a vacancy is created on the Board of Directors by reason of the incapacity, death, removal or resignation of any of the director designated pursuant to Section 6.3 hereof, then the Stockholder(s) who designated such director shall designate an individual who shall be elected to fill the vacancy until the next Stockholders Meeting.

                           (ii) Upon receipt of notice of the designation of a nominee pursuant to Section 6.4(b)(i), each Stockholder shall, as soon as practicable after the date of such notice, take all reasonable actions, including the voting of its Shares or executing a Written Consent, to elect the director so designated to fill the vacancy.

         6.5 Reimbursement of Expenses; D&O Insurance. The Company shall reimburse the Investor Stockholders, Blackstone and Wasserstein or their respective designees, for all reasonable travel and accommodation expenses incurred by the Investor

Directors, the Blackstone Director and the Wasserstein Director in connection with attendance at meetings of the Board of Directors and committees thereof upon presentation of appropriate documentation therefor. The Company shall, and each Stockholder shall use reasonable commercial efforts to cause the Board of Directors to cause the Company to, maintain a directors' liability insurance policy that is reasonably acceptable to the Investor Directors, the Blackstone Director and the Wasserstein Director.

         6.6 Quorum. A quorum of the Board of Directors shall consist of six (6) directors. All actions of the Board shall require approval by a majority of the Board of Directors present at a meeting of the Board of Directors at which a quorum is present.

         6.7 Observer Rights. In the case of a Qualified Investor, for so long as such Qualified Investor retains a number of shares of Common Stock equal to at least a majority of the shares of Common Stock owned by such Person immediately following the date hereof (subject to equitable adjustments for stock splits, stock combinations and similar events), such Person will have right to send one Representative on its behalf (the "Observer") to attend all meetings of the Board of Directors, including all committees thereof (other than meetings at which confidential matters related to the Qualified Investor or its Observer are discussed and other than confidential audit and compensation committee meetings), solely in a non-voting observer capacity. The Company will furnish to the Observer copies of all notices, minutes, consents and other materials that it generally makes available to its directors. The Observer may participate in discussions of matters under consideration by the Board of Directors and any matters brought before any committee thereof but will not be entitled to vote on any matter presented to the Board of Directors. Any Qualified Investor will have the right to remove and replace its Observer in its sole discretion and to designate a substitute representative if its Observer is unable or unwilling to attend any of the Board's meetings, including any committees thereof. In no event shall there be at any time more than three Observers (in addition to any Observer under Section 6.3(b) without the approval of a majority of the directors not designated by Heartland Industrial Partners, L.P. Notwithstanding the foregoing, if the Company is advised by counsel that the rules of the Securities and Exchange Commission or other applicable securities laws require that the Observer and/or the Qualified Investor appointing the same be subject to a confidentiality agreement, then such Observer and/or the Qualified Investor shall enter into such reasonable form of confidentiality agreement that the Company shall request.

                                  ARTICLE VII

                                   COVENANTS.

         7.1 Financial Statements and Other Information. The Company shall deliver to each Investor Stockholder, Blackstone and Wasserstein such financial statements (including monthly financial statements), reports and information as may be reasonably requested by any of the Investor Stockholders, Blackstone or Wasserstein including a copy of any filings by the Company with the Commission.

         7.2 Inspection. The Company shall permit representatives of the Investor Stockholders, Blackstone and Wasserstein to visit and inspect any of its properties, to examine its corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with their respective directors, officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested upon reasonable advance notice to the Company. No Stockholder beneficially owning less than 5% of the outstanding Common Stock shall be entitled to any of the rights under this Section 7.2.

                                  ARTICLE VIII

                            STOCK CERTIFICATE LEGEND

         8.1 A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each certificate representing Shares now held or hereafter acquired by any Stockholder shall for as long as this Agreement is effective (until a transfer pursuant to Rule 144 or an effective registration statement filed under the Securities Act) bear legends substantially in the following forms:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

         THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A "TRANSFER") AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE STOCKHOLDERS AGREEMENT, DATED __, 2001, AMONG THE COMPANY AND THE STOCKHOLDERS NAMED THEREIN, A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY'S PRINCIPAL OFFICE. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE STOCKHOLDERS AGREEMENT.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 Notices. All notices, demands or other communications provided for or permitted hereunder shall be made in writing and shall be by telecopier, courier service, or personal delivery:

                           (a)  Collins & Aikman Corporation
                                5755 New King Court
                                Troy, Michigan  48098
                                Fax:   (248) 824-1512
                                Attn:  Thomas E. Evans, CEO
                                Fax:   (248) 824-1882
                                Attn:  Ronald T. Lindsay, General Counsel

                           with copies to:

                                Morris, Nichols, Arsht & Tunnell
                                1201 N. Market Street
                                18th Floor
                                Wilmington, Delaware  19899-1347
                                Fax:  (302) 658-3989
                                Attn: Martin P. Tully

                                Hughes Hubbard & Reed LLP
                                One Battery Park Plaza
                                New York, New York 10004
                                Fax:  (212) 422-4726
                                Attn: Thomas G. Schueller

                           (b)  if to the New Investor:

                                Heartland Industrial Partners, L.P.
                                55 Railroad Avenue
                                First Floor
                                Greenwich, Connecticut  06830
                                Telecopy:   (203) 861-2722
                                Attention:  David A. Stockman
                                with a copy to:

                                Cahill Gordon & Reindel
                                80 Pine Street
                                17th Floor
                                New York, New York  10005
                                Telecopy:   (212) 269-5420
                                Attention:  W. Leslie Duffy, Esq.
                                            Jonathan A. Schaffzin, Esq.

                           (c)  if to Sellers:

                                Blackstone Capital Partners L.P.
                                345 Park Avenue
                                31st Floor
                                New York, New York  10019
                                Telecopy:   (212) 583-5258
                                Attention:  Neil Simpkins

                                with a copy to:

                                Simpson Thacher & Bartlett
                                425 Lexington Avenue
                                New York, New York 10017
                                Telecopy:   (212) 455-2502
                                Attention:  Alan Schwartz, Esq.

                                and

                                Wasserstein, Perella Management Partners
                                1301 Avenue of the Americas
                                44th Floor
                                New York, New York  10019
                                Telecopy:   (212) 702-5635
                                Attention:  Stephen O'Connell

                                with a copy to:

                                Paul, Weiss, Rifkind, Wharton & Garrison
                                1285 Avenue of the Americas
                                New York, New York 10019-6064
                                Telecopy:   (212) 757-3990
                                Attention:  Carl L. Reisner, Esq.

                           (d) if to any other Stockholder, at its address as it appears on the record books of the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 9.1 designate another address or Person for receipt of notices hereunder.

         9.2 SUCCESSORS AND ASSIGNS; THIRD PARTY BENEFICIARIES. This Agreement shall inure to the benefit of and be binding upon successors and permitted assigns of the parties hereto. This Agreement is not assignable except in connection with a transfer of Shares in accordance with this Agreement. No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

         9.3      AMENDMENT AND WAIVER.

                  (a) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

                  (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by (i) the Company, and (ii) each Stockholder who is adversely affected by such amendment, supplement, modification, waiver, consent or departure. Any such amendment, supplement, modification, waiver or consent shall be binding upon the Company and all of the Stockholders.

         9.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by the parties hereto in separate counterparts each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         9.5 SPECIFIC PERFORMANCE. The parties hereto intend that each of the parties have the right to seek damages or specific performance in the event that any other party hereto fails to perform such party's obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

         9.6 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         9.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF

THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

         9.8 SEVERABILITY. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall materially impair the benefits of the remaining provisions hereof.

         9.9 RULES OF CONSTRUCTION. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

         9.10 ENTIRE AGREEMENT. This Agreement, together with the exhibits hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits hereto, supersede all prior agreements and understandings among the parties with respect to such subject matter.

         9.11 FURTHER ASSURANCES. Each of the parties shall, and shall cause their respective Affiliates to, execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this agreement.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.


                          Collins & Aikman Corporation

                          By:
                             --------------------------------------------------
                             Name:
                             Title:


                          Heartland Industrial Partner, L.P.
                          By: Heartland Industrial Associates L.L.C.,
                              its general partner

                          By:
                             --------------------------------------------------
                             Name:
                             Title:


                          Blackstone Capital Partners L.P.
                          By: Blackstone Management Associates L.P., its general partner

                          By:
                             --------------------------------------------------
                             Name:       Neil P. Simpkins
                             Title:      Authorized Signatory


                          Blackstone Advisory Directors Partnership L.P.
                          By: Blackstone Management Associates L.P., its general partner

                          By:
                             --------------------------------------------------
                             Name:       Neil P. Simpkins
                             Title:      Authorized Signatory


                          Blackstone Family Investment Partnership I L.P.
                          By: Blackstone Management Associates I L.L.C., its general partner

                          By:
                             --------------------------------------------------
                             Name:       Neil P. Simpkins
                             Title:      Authorized Signatory

                          Blackstone Capital Company II, L.L.C.

                          By:
                             --------------------------------------------------
                             Name:       Neil P. Simpkins
                             Title:      Authorized Signatory


                          Wasserstein/C & A Holdings, L.L.C.

                          By:
                             --------------------------------------------------
                             Name:
                             Title:


                  The undersigned hereby execute this Agreement on the date first written above for purposes of Section 1.2 only.


                          Collins & Aikman Group, Inc.

                          By:
                             --------------------------------------------------
                             Name:
                             Title:


                          Wasserstein Perella Partners, L.P.
                          By: Wasserstein Perella Management Partners, Inc.,
                              its general partner

                          By:
                             --------------------------------------------------
                             Name:
                             Title:

                                                                      EXHIBIT A


                          ACKNOWLEDGMENT AND AGREEMENT

                  The undersigned wishes to receive from [NAME] ("Transferor") certain shares or certain options, warrants or other rights to purchase [NUMBER] shares, par value $[NUMBER] per share, of Common Stock (the "Shares") of Collins & Aikman Corporation, a Delaware corporation (the "Company");

                  The Shares are subject to the Stockholders Agreement, dated [ ], 2001 (the "Agreement"), among the Company and the other parties listed on the signature pages thereto;

                  The undersigned has been given a copy of the Agreement and afforded ample opportunity to read and to have counsel review it, and the undersigned is thoroughly familiar with its terms;

                  Pursuant to the terms of the Agreement, the Transferor is prohibited from transferring such Shares and the Company is prohibited from registering the transfer of the Shares unless and until a transfer is made in accordance with the terms and conditions of the Agreement and the recipient of such Shares acknowledges the terms and conditions of the Agreement and agrees to be bound thereby; and

                  The undersigned wishes to receive such Shares and have the Company register the transfer of such Shares.

                  In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Transferor to transfer such Shares to the undersigned and the Company to register such transfer, the undersigned does hereby acknowledge and agree that (i) he[/she] has been given a copy of the Agreement and afforded ample opportunity to read and to have counsel review it, and the undersigned is thoroughly familiar with its terms, (ii) the Shares are subject to the terms and conditions set forth in the Agreement, and (iii) the undersigned does hereby agree fully to be bound thereby as [an " Investor"] [a "Major Stockholder"] (as therein defined).

                  This ________ day of ________, 20__.

                                                                     SCHEDULE I


                                   INVESTORS


[To be completed prior to closing and to include only Permitted Transferees of Heartland and other investors, subject to approval of Original Stockholders, not to be unreasonably withheld.]